SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM SB-2/A

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TRULITE, INC.
(Exact name of registrant as specified in charter)

Delaware	2810	20-1372858
State or Other Jurisdiction of Incorporation	Primary Standard Classification Code Number	IRS Employee I.D. Number

5 HOUSTON CENTER
1401 McKINNEY STREET, SUITE 900
HOUSTON, TX 77010-4035
(713) 888-0660
(Address and telephone number of principal executive offices)

5 HOUSTON CENTER
1401 McKINNEY STREET, SUITE 900
HOUSTON, TX 77010-4035
(713) 888-0660
(Address and telephone number of principal place of business)

James S. Ryan, III, Esq.
Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
(214) 953-5801
(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.0001 per share	437,125	(2)	$2.50	$1,092,812.50	$116.93
Common Stock, par value $.0001 per share	284,455	(3)	$2.50	$711,137.50	$76.09
Common Stock, par value $.0001 per share	633,007	(4)	$2.50	$1,582,517.50	$169.33
Common Stock, par value $.0001 per share	33,460	(5)	$2.50	$83,650.00	$8.95
Common Stock, par value $.0001 per share	1,000,000	(6)	$2.50	$2,500,000.00	$267.50
Common Stock, par value $.0001 per share	400,000	(7)	$2.50	$1,000,000.00	$107.00

All shares of common stock being registered hereunder are being offered by selling stockholders of Trulite, Inc.

(1) Offering price computed in accordance with Rule 457(o). The price of $2.50 is a fixed price at which the selling stockholders identified herein may sell their shares until the Registrant’s common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices.

(2) Represents shares of common stock, par value $.0001 per share (the “Common Stock”) purchased by accredited investors in a private placement offering conducted in April 2006 at a price of $1.00 per share (the “Offering”).

(3) Represents shares of Common Stock issued in connection with an acquisition.

(4) Represents shares of Common Stock converted from shares of preferred stock, par value $.0001 per share issued in an acquisition or issued in private placements at an aggregate purchase price of $1,250,000.

(5) Represents shares of Common Stock issued for services rendered to Trulite.

(6) Represents shares of Common Stock underlying warrants purchased in the Offering, which warrants are exercisable at a price of $1.50 per share

(7) Represents shares of Common Stock underlying warrants received for services rendered to the Company, which warrants are exercisable at a price of $3.00 per share.

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Trulite, Inc.

2,788,047 shares of common stock

By means of this prospectus, certain stockholders are offering to sell up to 2,788,047 shares of common stock of Trulite, Inc. (“Trulite,” the “Registrant,” the “Company,” “we,” “us,” or “our”), par value $.0001 per share (the “Common Stock”), that they own or that they may at a later date acquire upon the exercise of warrants.

Trulite will not receive any proceeds from the sale of the Common Stock by the stockholders whose shares are being registered. Trulite will pay the expenses of this offering. There is no underwriter, and proceeds to the selling stockholders are expected to be $6,970,117.50 if all shares of Common Stock offered hereunder are sold.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see “Risk Factors” beginning on page 8 of this prospectus.

The securities being offered are not listed on any national securities exchange or the Nasdaq Stock Market .

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is January 30, 2007

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our Common Stock. While we have highlighted what we believe are the key aspects of our business and this offering, you should read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under “Risk Factors” beginning on page 8.

Trulite, Inc.

Trulite is an emerging technology company engaged in the development and production of portable and stationary products that produce hydrogen for the generation of electricity for the commercial and consumer markets. The Company has developed, tested, sold, and delivered its first hydrogen storage product - the HydroCell, an environmentally-friendly alternative to battery power. The Company has filed five patent applications for the HydroCell and the fuel cell products.

Trulite was incorporated in Delaware on July 15, 2004. Later that month, Trulite purchased all the membership interests of Trulite Technology, LC (“Trulite Technology”), a Utah limited liability company, and merged with Trulite Technology, whereby Trulite survived the merger.

In January 2002, members of Trulite Technology submitted a proposal in response to a Small Business Innovation Research (“SBIR”) solicitation from the Defense Threat Reduction Agency (“DTRA”) to research and develop a high energy density hydrogen source to ultimately power nuclear, chemical, and biological detection equipment in the field. The intended applications of the hydrogen fuel source were for use by the military as a source of portable power.

Trulite Technology was incorporated on May 20, 2002, upon receipt of notification from the DTRA that Trulite Technology would receive a six-month, $100,000 Phase 1 SBIR award to develop a hydrogen fuel source (that is, a technology for producing hydrogen gas) that could convert hydrogen gas into electricity. All patent, software, and other technical rights in any products are retained by Trulite.

Work on the project commenced in August 2002, and in January 2003 Trulite Technology built and tested its first dry chemical hydride hydrogen fuel source. In January 2003 Trulite Technology submitted a proposal to the United States Air Force (“USAF”) for a very high energy density hydrogen source for larger fuel cell systems. Trulite Technology received notification from the USAF in May 2003 that it had been selected for another six-month, $100,000 Phase 1 SBIR award. All patent, software, and other technical rights in any products are retained by Trulite.

In January 2004, Trulite Technology received an order from Jadoo Power Systems for two prototype chemical hydride cartridges. These were shipped in March 2004. Trulite Technology also received an order from the Naval Research Laboratory for four larger cartridges. These were shipped in July 2004. In October 2003, Trulite had been introduced to William Jackson Berger (a.k.a. “John Berger”) of Contango Capital Partners, LP (“CCP”) through Jadoo Power Systems. CCP became interested in Trulite Technology’s hydrogen source technology, and Trulite Technology concluded its first round of private funding with CCP in July 2004. Also in July 2004, Trulite Technology merged with, and transferred all if its interests to, the Company, a newly-formed Delaware corporation.

In August 2005, the Company demonstrated its first, complete, commercially packaged, integrated, hydrogen fuel cell power system. In September 2005, the Company introduced its Kitty Hawk system. The product consists of three technologies: one that generates hydrogen gas from powdered chemical compounds (the HydroCell, which is a technology with respect to which the Company has filed patents); one that transforms the hydrogen gas into electricity (the fuel cell stack); and one that controls the flow of hydrogen for the actual generation of electricity (the control technology, which is also a technology with respect to which the Company has filed patents). The Company believes the Kitty Hawk is the least expensive energy source on the market capable of producing 25 watts of power for several hours (as an example, 25 watts of power is sufficient to power a DVD player for several hours while concurrently charging a cell phone). It was Trulite’s integration of its patented technology (the HydroCell) with its patented control program and unpatented fuel cell stack that created an integrated hydrogen fuel cell power system called the Kitty Hawk.

In November 2005, the Company received its first orders for twenty-five Kitty Hawk systems. The units were manufactured in its Utah product development facility and were delivered to a selected target audience in February and March 2006. Also in November 2005, the Company received a $25,000 contract from Protonex Technology (“Protonex”) to develop three high energy density prototype HydroCells.

The Company has developed an enhanced version of the Kitty Hawk, the KH-3X. We are field testing the unit and plan on selling a small number of the units to obtain customer feedback to enhance the next version. The KH-3X has about twice the power output of the original Kitty Hawk product.

Trulite is currently developing the next version of the Kitty Hawk product series, the Kitty Hawk 4. Trulite’s Kitty Hawk 4 system is a more robust and powerful Kitty Hawk system capable of generating over three times the power output of the current KH-3X unit. The Kitty Hawk 4 system is designed to be a 130 watt integrated power system able to generate electricity for up to 4 hours at full output. The Kitty Hawk 4 system is anticipated to be available for field testing by the end of the second quarter of 2007. We anticipate manufacturing approximately 50 units for sale to selected commercial customers for field testing. Field testing is anticipated to take 8 to 10 weeks. Upon completion of field testing of the Kitty Hawk 4 system by the end of the third quarter of 2007, we anticipate units will be available for sale and delivery into selected commercial and consumer markets. The expected research and development costs of the Kitty Hawk 4 units are expected to be approximately $2,100,000 during 2007, including capital expenditures of approximately $200,000. Funding for product development and manufacturing are expected to come from (i) bridge loans provided by Standard Renewable Energy Group, LLC (“SREG”), which owns NewPoint Energy Solutions, LP, a Texas Limited Partnership which beneficially owns 45.2% of the Company’s Common Stock, and Contango Venture Capital Corporation, which beneficially owns 16.98% of the Company’s Common Stock and (ii) investments in equity and debt made by external investors.

In January 2007, we hired a Chief Operating Officer. In 2007, we anticipate hiring a Vice President of Finance. The objectives of hiring additional senior management personnel will be to ensure the successful operations of the Company and to ensure the on-going product development of the Kitty Hawk integrated power system.

Trulite’s strategy is to leverage its unique hydrogen source technology and fuel cell technology to develop fuel cell products to address end-user applications in three identified markets: Industrial Remote Monitoring, specifically, the pipeline and well head market for remote sensing and monitoring of operating conditions in oil and gas fields; Recreational Off-Site Usage; and Back-up Power Generation for home and commercial applications. The market segment for recreational off-site usage is focused on camping, including a very specific niche target of environmentally conscious campers.

Since inception, the Company has sought to develop alternatives to conventional portable and stationary energy technologies, such as gasoline and diesel generation units, for the commercial and consumer markets. Although the Company is not focused on the military market, the Company anticipates pursuing opportunities in this market through strategic relationships with companies such as Protonex, as well as measuring the risks and rewards to the Company for developing more specialized products for the military market.

The Company maintains its executive offices at 5 Houston Center, 1401 McKinney Street, Suite 900, Houston, Texas 77010-4035. Its telephone number is (713) 888-0660.

THE OFFERING

By means of this prospectus, certain stockholders of Trulite are offering to sell up to 2,788,047 shares of Common Stock that they own, or that they may acquire upon exercise of warrants. In this prospectus, we refer to these persons as a selling stockholder or the selling stockholders. As of December 31, 2006, we had 11,785,491 shares of Common Stock issued and outstanding. The number of outstanding shares does not give effect to shares that may be issued pursuant to the exercise and/or conversion of currently outstanding options or warrants.

Trulite will not receive any proceeds from the sale of the shares by means of this prospectus.

The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues, a history of loss, and the need for additional capital. See the “Risk Factors” section of this prospectus for additional risk factors.

SUMMARY FINANCIAL DATA

The financial data presented below should be read in conjunction with the more detailed financial statements and related notes included elsewhere in this prospectus, along with the section entitled “Management’s Discussion and Analysis and Plan of Operations.”

Income Statement Data:

	Year Ended December 31,	Period From Inception (July 15, 2004) Through December 31,	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2006	2005	2006	2005

Sales	$16,667	$1,750	$-	$-	$8,333	$-
Gross profit	4,451	1,100	-	-	2,421	-
Operating expenses	(830,658)	(879,122)	(726,165)	(143,614)	(2,630,696)	(600,641)
Other income (expense)	255	-	(4,055)	2,777	(908)	3,239
Net loss	(825,952)	(878,022)	(730,220)	(140,837)	(2,629,183)	(597,402)

Balance Sheet Data:

	As of	As of
	September 30,	December, 31
	2006	2005

Current assets	159,266	304,109
Total assets	195,259	337,147
Current liabilities	607,802	44,821
Total liabilities	607,802	44,821
Working capital (deficit)	(448,536)	259,288
Stockholders' equity (deficit)	(412,543)	292,326

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus include “forward-looking statements,” which involve known and unknown risks, uncertainties, and other factors that could cause actual financial or operating results, performances, or achievements expressed or implied by such forward-looking statements not to occur or be under realized. These forward-looking statements generally are based on our best estimates of future results, performances, or achievements, current conditions and assumptions. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “can,” “could,” “project,” “expect,” “believe,” “plan,” “predict,” “estimate,” “anticipate,” “intend,” “continue,” “potential,” “would,” “should,” “aim,” “opportunity,” or similar terms, variations of those terms or the negative of those terms, or other variations of those terms or comparable words or expressions. These risks and uncertainties include, but are not limited to:

•	general economic conditions in both foreign and domestic markets
•	cyclical factors affecting our industry
•	lack of growth in our industry
•	our ability to comply with government regulations
•	a failure to manage our business effectively and profitably
•	our ability to sell both new and existing products and services at profitable yet competitive prices

You should carefully consider these risks, uncertainties, and other information, disclosures, and discussions that contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. Trulite undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. The securities being offered are highly speculative and prospective investors should consider, among other things, the following factors related to our business, operations, and financial position.

RISK FACTORS

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals, including those described below. The risks described below are not the only ones we will face. Additional risks not presently known to us or that the Company currently deems immaterial may also impair our financial performance and business operations. If any of these risks actually occurs, our business, financial condition, or results of operations may be materially adversely affected. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment. Before making any investment decision, you should also review and consider the other information set forth in this Prospectus and the exhibits thereto.

An investment in the Company is highly speculative in nature and involves an extremely high degree of risk. If any of the events, contingencies, circumstances, or conditions described in this risk factors section actually occurs, our business, financial condition, or results of operations could be seriously harmed.

Our business is difficult to evaluate because we are a development stage company.

The Company is a development stage company that was formed in July 2004 to further the research and development of fuel source and fuel cell systems. To date, we have manufactured and marketed only twenty-five Kitty Hawk integrated power systems to selected customers and manufactured about thirty KH-3X units. The Kitty Hawk products were delivered to a selected customer in February and March 2006. Accordingly, there is only a limited basis upon which to evaluate our business and prospects. An investor in our Company should consider the challenges, expenses, and difficulties we will face as a development stage company seeking to develop and manufacture a new product in a relatively new market.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

We received an audit report for the year ended December 31, 2005, from our independent registered accounting firm containing an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The Company has no significant operating history as of September 30, 2006, and since inception, the Company has not had significant revenues. Management raised additional equity and debt financing to fund operations and to provide additional working capital. However, there is no assurance that such financing will be in amounts sufficient to meet the Company’s needs. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

We cannot guarantee that we will not again be required to restate our consolidated financial statements.

Since our inception, we have restated our consolidated financial statements on more than one occasion to correct errors in our financial statements. For example, our Quarterly Report on Form 10-QSB/A filed with the Commission on December 22, 2006, restated our financial statements at and for the period ended June 30, 2006, to make a correction to the valuation of our common stock for the purposes of accounting for stock-based compensation. We believe that we have developed processes and procedures that will ensure that our financial statements, including the financial statements contained in this prospectus, accurately reflect our financial position and results of operations. However, we cannot guarantee that in the future we will not again be required to restate our financial statements.

We expect to have a need for additional capital as we continue to execute our business plan.

To achieve and maintain competitiveness and continue our growth, we expect to raise substantial funds. Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertanties and actual results could be better or worse as a result of a number of factors. We anticipate the need to raise additional capital to develop, promote, and distribute our product. Such additional funding may be raised through public or private, equity or debt financings. Additional funding may not be available under favorable terms, if at all. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds on terms not as favorable as we would hope. Trulite hopes to raise an additional $2.0 million to $5.0 million in funding. It is anticipated that Trulite will need to raise these monies in 2007. These funds will be required for recruiting and hiring additional technical staff, for purchasing materials for the manufacture of KH-3X and Kitty Hawk 4 units, for labor costs associated with manufacturing, for marketing expenses, and for product development and enhancements to the Kitty Hawk product line.

Technological changes could force us to drastically alter our business plan.

The quest for alternate energy sources is being undertaken by numerous governments, corporations, universities, and other institutions and individuals throughout the world. Many of these participants have far greater experience and resources than Trulite and have been engaged in these activities for a longer period of time. In the event that commerically ready applications for alternative energy sources similar in nature to ours are introduced into the marketplace, we may be forced to alter our business plan. This can be expected to be costly and cause substantial delays in, or prevent us entirely from, realizing our objectives.

The Company must demonstrate value and reliability in order to gain consumer acceptance.

The cost of our fuel cell system is more than that of existing and competing energy providers. If we are unable to reduce our manufacturing and materials costs to produce products that are more cost-effective and reliable than those of our competitors, consumers may be unlikely to purchase our products. The price of our fuel cell system depends, in large part, on material and manufacturing costs. We cannot guarantee that we will be able to lower these costs without affecting the reliability and performance of our product.

The Company has limited experience manufacturing or selling fuel cells and fuel cell systems.

The Company has limited experience in producing, marketing, and selling any products or services on a commercial basis. To date, we have focused primarily on research and development and have only limited experience manufacturing fuel cells or fuel source systems on a large-volume, commercial basis. We believe that in order to make our products profitable we would have to produce our products through a high-volume automated process. We do not know whether or when we would be able to develop efficient, automated, low-cost manufacturing capabilities. Even if we are successful in developing such capabilities, we cannot ensure that we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our customers, and stockholders.

We expect that some of our fuel source products will only be commercially viable as a component of other companies’ products, and these companies may choose not to include our fuel source system in their products.

Certain of our fuel source products must be integrated into products manufactured by original equipment manufacturers (“OEMs”). We cannot guarantee that OEMs will manufacture these products. If they manufacture such products, no assurances can be given as to whether they will choose to incorporate our products or that such integration will be on financial and other business terms acceptable or profitable to us. In addition, any integration, design, marketing, manufacturing, or other problems encountered by an OEM could adversely affect the market for our products, and we would have no ability to control the response to such problems.

We will need to rely on third parties for the proper execution of our business strategy.

Strategic relationships are critical to Trulite for research, product development, and volume manufacturing. Trulite will seek out strategic relationships for product design and development. As the Company enters into volume production, Trulite will seek out strategic relationships for manufacturing, distribution, and logistics.

Outsourcing is expected to happen in phases. First, Trulite will work with raw material and individual component manufacturing. The Company will control all the development, manufacturing, and quality internally for the initial small-volume ramp-up sufficient to meet a five fuel cell per month and 35 HydroCell (the hydrogen cartridge) per month rate. Our near term goal is for the manufacturing facilities to ramp up to meet a potential demand of 20 fuel cells per month and 200 HydroCells per month. At such time as demand reaches a run rate of 80 fuel cells per month and 800 HydroCells per month, we anticipate that manufacturing will transition from manual to automated processes. The second phase of outsourcing will begin once volume demand approaches 1,500 cartridges per month. This volume is expected to trigger the beginning of a shift to a final assembly and test facility in Houston, Texas.

The Company does not believe it should have difficulty obtaining contractors for any of this work or to supplement or replace existing contractors if any of those relationships were to be insufficient or terminate, or if the sales volume were such that the Company needed additional contractors to support the increases in sales volume. No assurance can be given that a suitable contractor can be found or that once found, it will consistently meet the Company’s demands with regard to timing or quality. It is possible, however, that difficulties in supplementing or replacing current contractors could develop in the future because of factors that the Company cannot predict at this time, creating a potential material adverse effect on the Company. The availability of raw materials may have a material adverse effect on the Company’s results of operations. Because the Company uses only the highest quality components, any restriction on the availability or use of such raw materials, whether as the result of a reduction in supply, natural disaster, or environmental restrictions, could have a material adverse effect on the business, financial condition, and results of operations of the Company.

Although the Company believes it has established a close relationship with its principal manufacturers and distributors, its future success may depend on its ability to maintain these relationships and establish new ones as the Company increases its sales volume and geographic customer base. If relationships with current manufacturers and distributors were to be interrupted for any reason, it may be difficult for the Company to locate other sources with similar or greater production and distribution capacity, which could have a material adverse effect on the Company’s business, financial condition and results of operations. Furthermore, the establishment of new manufacturing and distribution relationships involves numerous uncertainties including costs, terms of payment, and timeliness of delivery, all of which may be unsatisfactory to the Company and could result in additional costs to the Company.

We may be unable to raise additional capital to pursue our commercialization strategy.

Our product development and commercialization schedule may be delayed if we are unable to properly fund the Company and execute our business plan. We do not know whether we will be able to secure additional funding or funding on terms that are acceptable to us.

If additional capital is raised through the issuance of stock, stockholders’ ownership interest may be diluted.

One of the factors that generally affects the market price of publicly traded equity securities is the number of shares outstanding in relationship to assets, net worth, earnings or anticipated earnings. If a public market develops for the Company’s shares, or if the Company determines to register for sale to the public those shares of Common Stock granted in any business combination, a material amount of dilution can be expected to cause the market price of our Common Stock to decline. Furthermore, the public perception of future dilution can have the same effect even if the actual dilution does not occur.

In order for us to obtain additional capital, we may find it necessary to issue securities conveying rights senior to those of the holders of Common Stock. Those rights may include voting rights, liquidation preferences, and conversion rights. To the extent we convey senior rights, the value of our Common Stock can be expected to decline.

If we incur indebtedness, we may become too highly leveraged and would be in risk of default.

There is no contractual or regulatory limit to the amount of debt we can take on, although we intend to follow a conservative debt policy. If our policy were to change or be eliminated due to unforeseen circumstances, we could become more highly leveraged, which could adversely affect our ability to meet our obligations, and we would then be in risk of default, which could have a material adverse effect on our financial condition, results of operations, business prospects, and long term future viability.

A large-scale consumer market for our products may never develop or take longer to develop than we anticipate.

A large-scale consumer market for our products may never develop or may develop more slowly than we anticipate. Fuel cell technology is an emerging market, and we are unsure whether there will ever be popular demand for such products. The development of a large-scale market may be affected by many factors, some of which are beyond our control, including:

•	the competitive cost of fuel cell systems
•	the emergence of newer and more competitive technology
•	the future cost of raw materials
•	regulatory requirements
•	consumer perceptions regarding the safety of our product
•	consumer reluctance to try new products and technologies

If a large-scale consumer market fails to develop or develops more slowly than we anticipate, we may be unable to recover losses incurred in the development of our products.

Changes in environmental policies could hurt the market for our products and deter potential investors.

Although many governments have made the development of alternative energy sources, fuel cells in particular, a priority, we cannot assure you that these governments will not change their environmental policies or that any change would not negatively affect our business. Research for alternative energy is influenced by government regulations and policies concerning energy research or conservation. Depending on the nature of the government regulations, it could be easier and more cost efficient, or more difficult and costly, to raise funds, conduct research, or manufacture, market, or sell our products in a given country. Government regulations may also impose more stringent requirements for the transport of the hydrogen fuel source, thereby increasing the costs of distribution.

Changes in governmental regulation could hurt the market for our products and negatively affect our ability to attract potential consumers.

The energy industry is influenced by state and federal regulations and policies. Any change in the present policies could affect additional investment in alternative forms of energy and decrease demand for our products.

Fuel cell technology may be subject to future governmental regulation, which could affect the market for our product. As our products are introduced to the market, we may be subject to additional laws and regulations. We do not know the extent to which this will affect our ability to distribute our products. In addition, any future regulation may increase our production costs and the cost of our final product.

We currently face and continue to face significant competition.

Our products, the HydroCell hydrogen generation system and the Kitty Hawk integrated power system, are expected to face significant competition. Many companies with substantially greater resources are developing similar hydride hydrogen generation technologies and are enhancing their fuel cell technologies. We cannot be sure that customers will use Trulite products in lieu of competitor’s product offerings in the target markets we have identified. Further, the development of new technology may affect the popularity and profitability of our products or render our products obsolete.

We depend on our intellectual property, and our failure to protect that technology could adversely affect our future success.

We rely in part on our five patent applications to protect our intellectual property. Additionally, we make every effort to protect our knowledge of our processes and procedures. Failure to protect our existing intellectual property could cause the loss of our exclusivity or the right to use the technology we developed. If we do not adequately protect our intellectual property rights, we may have to pay others for the right to use their technology.

We could face litigation regarding the legitimacy of our patents, and we cannot ensure that we will be successful in such suits. These suits may result in the invalidation of our patent rights or the licensing of these rights to others.

We protect our proprietary intellectual property, including intellectual property that may not be patented, through the use of confidentiality agreements. We cannot assure you that these agreements will not be breached or that we will have an adequate remedy in the event that they are breached.

The Company may be unable to attract or retain key personnel, which would adversely affect our operations.

Our management team consists of several scientists, and we also employ engineers and researchers to help develop our products. Our future success depends on our ability to attract and retain a highly skilled workforce, consisting of scientists, engineers, researchers, and marketing professionals. We cannot assure you that we will be able to attract and retain such personnel. Our inability to do so could negatively impact our success.

On March 24, 2006, Dr. Kevin Shurtleff, the Company’s founder, resigned as a member of the Company’s Board of Directors and as an officer of the Company to pursue other interests and opportunities in areas not related to hydrogen fuel source and fuel cell technology. Dr. Shurtleff agreed to continue to work for the Company on a part-time basis for twenty hours per week to assist the Company in developing its control program technology and to transfer his knowledge of its hydrogen source technology.

We believe we have taken due care and diligence to capture all intellectual property developed by Dr. Shurtleff during his tenure with the Company, and have taken other measures to ensure that the Company’s progress in the area of hydrogen fuel source development will not be impeded if Dr. Shurtleff leaves its employ. The Company is seeking to hire a chemist to provide expertise on fuel sources and control systems.

We believe the measures taken to ensure the capture of all intellectual property and the competencies of the current staff will not impact the continuation of product development of the hydrogen fuel source or compromise the Company’s ability to continue product development in the hydrogen fuel source area in the future. However, there can be no assurances that we will not be impacted by Dr. Shurtleff’s resignation as director and officer or his possible future departure from the Company.

There is currently no trading market for our Common Stock.

Outstanding shares of the Company’s Common Stock cannot be offered, sold, pledged, or otherwise transferred unless subsequently registered pursuant to, or exempt from registration under, the Securities Act of 1933, as amended (the “Securities Act”) and any other applicable federal or state securities laws or regulations. These restrictions will limit the ability of our stockholders to liquidate their investment.

Authorization of Preferred Stock

Our Certificate of Incorporation authorizes the issuance of up to 1,500,000 shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered to issue, without stockholder approval, preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. As of December 31, 2005, there were 1,454,725 outstanding shares of Series A Preferred Stock. On May 2, 2006, all holders of these preferred shares converted them to shares of Common Stock. If additional shares of preferred stock are issued, such shares could affect the rights of holders of our Common Stock.

Forward-looking statements should not be relied on because they are inherently uncertain.

This registration statement contains forward-looking statements and information relating to us, our industry and to other businesses. These forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this prospectus, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that may cause our actual results to differ materially from those contemplated in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this registration form or to reflect the occurrence of unanticipated events.

Penny Stock Regulations may impose certain restrictions on marketability of the Company’s securities.

If the Common Stock begins trading following effectiveness of this registration statement, we will likely be subject to rules pertaining to “penny stocks.” The Securities and Exchange Commission (“SEC”) has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. It is unlikely our shares will have a market price of or greater than $5.00 per share. As a result, the Company’s Common Stock will be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established clients and “accredited investors.” For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell shares of the Company’s Common Stock and may affect the ability of investors to sell such shares of Common Stock in the secondary market and the price at which such investors can sell any of such shares.

Investors should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer
•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases
•	“boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons
•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers
•
the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses

The Company’s management is aware of the abuses that have occurred historically in the penny stock market.

USE OF PROCEEDS

Proceeds from this offering of Common Stock will inure directly to the selling stockholders. Trulite will not receive any proceeds from the sale of the Common Stock by the stockholders whose shares are being registered.

DETERMINATION OF OFFERING PRICE

The $2.50 per share offering price of the Common Stock was arbitrarily chosen using the last sales price of our Common Stock from our most recent private offering of Common Stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

Trulite intends to apply to the NASD over-the-counter bulletin board for the quotation of the Common Stock upon becoming a reporting entity under the Securities Exchange Act of 1934 , as amended (the “Exchange Act”) . If the Common Stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders.

DILUTION

The Common Stock to be sold by the selling stockholders is Common Stock that is currently issued and outstanding. Accordingly, there will be no dilution to existing stockholders resulting from sales of the shares of Common Stock offered hereby.

SELLING STOCKHOLDERS

This prospectus relates to the sale of shares of Common Stock by certain stockholders of Trulite. The shares were issued for services rendered and in private offerings for cash.

Trulite will not receive any proceeds from the sale of the shares by the selling stockholders. Generally, purchasers of shares of Common Stock offered hereby may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered hereby are being paid by Trulite. The following table identifies the selling stockholders and the shares that are being offered for sale by the selling stockholders.

Name	Shares Owned	Shares Issuable Upon the Exercise of Warrants	Shares to be sold in this Offering	Share Ownership After Offering - Number of Shares(1)	Share Ownership After Offering -% of Class (2)

Blackman, Sherry	50,000 (3)	50,000 (3)	100,000	-	0.0%
Boru Enterprises, Inc. (4)	200,000(5)	250,000 (5)	450,000	-	0.0%
Forrester Financial, LLC (6)	200,000(3)	200,000 (3)	400,000	-	0.0%
Gagne, Kevin	10,000 (3)	10,000 (3)	20,000	-	0.0%
Jelco, LLC (7)	50,000(5)	150,000 (5)	200,000	-	0.0%
Kaiser, Amy	10,000(3)	10,000 (3)	20,000	-	0.0%
Keyser, Kelly	10,000 (3)	10,000 (3)	20,000	-	0.0%
Ligums, John	50,000 (3)	50,000 (3)	100,000	-	0.0%
Lovitz, Lawrence	25,000 (3)	25,000 (3)	50,000	-	0.0%
Nielson, Andrew	1,120,745 (8)	-	182,682	938,063	8.0%
Ragsdale, Jonathan	7,500 (3)	7,500 (3)	15,000	-	0.0%
Salvatore, Caroline	10,000 (3)	10,000 (3)	20,000	-	0.0%
Shurtleff, Kevin	2,035,460 (8)	-	101,773	1,933,687	16.4%
Sutter, Irene	10,000 (3)	10,000 (3)	20,000	-	0.0%
Weinstein, Frances	25,000 (3)	25,000 (3)	50,000	-	0.0%
Contango Capital Partners, LP (9)	0 (3)	592,500 (3)	592,500	-	0.0%
Abrahams, Raid	4,816 (10)	-	241	4,575	0.0%
Bendikson, Aaron	4,816 (10)	-	241	4,575	0.0%
Bor, Michael	9,631 (10)	-	482	9,149	0.1%
Burkart, Frazer	4,816 (10)	-	241	4,575	0.0%
Contango Capital Partnership Management LLC (11)	792 (10)	-	40	752	0.0%
Contango Venture Capital Corporation (12)	2,001,014 (10)	-	100,051	1,900,963	16.1%
Delph, Walter	4,816 (10)	-	241	4,575	0.0%
Fleiss, Eric	9,631 (10)	-	482	9,149	0.1%
Flores, William	500 (10)	-	25	475	0.0%
Guido, Greg	2,408 (10)	-	120	2,288	0.0%
Harsley, Martyn	24,078 (10)	-	1,204	22,874	0.2%
Henry, Robert	240,779 (10)	-	12,039	228,740	1.9%
Herndon, Rogers	77,049 (10)	-	3,852	73,197	0.6%
Huge, Don	48,156 (10)	-	2,408	45,748	0.4%
Janke, David	4,816 (10)	-	241	4,575	0.0%
Mobius Risk Group LLC	76,350 (10)	-	3,818	72,532	0.6%
Smith, Paul	33,709 (10)	-	1,685	32,024	0.3%
Smith, Peter	37,171 (10)	-	1,859	35,312	0.3%
Stapleton, Walker	4,816 (10)	-	241	4,575	0.0%
NewPoint Energy Solutions, LP (13)	5,331,622 (13)	-	266,581	5,065,041	43.0%
Cathedral Prep Seminary (14)	10,000 (15)	-	10,000	-	0.0%
Larizza, Lou	10,000 (15)	-	10,000	-	0.0%
Rosarran, Inc.	10,000 (15)	-	10,000	-	0.0%
St. Theresa Catholic Church	10,000 (15)	-	10,000	-	0.0%
Wehner, William	10,000 (15)	-	10,000	-	0.0%
Total Shares	11,785,491	1,400,000	2,788,047	10,397,444	88.22%

(1) Includes shares of common stock issuable on exercise of options and warrants.

(2) Calculated based on the number of shares of Common Stock held by the stockholder (excluding shares issuable on exercise of options and warrants) divided by the total number of outstanding shares of Common Stock (excluding shares issuable on exercise of outstanding options and warrants).

(3) On April 13, 2006, pursuant to Rule 504 of Regulation D promulgated under the Securities Act, Trulite issued 1,000,000 shares of Common Stock and 1,000,000 warrants to purchase Common Stock, at an exercise price of $1.50 per share, to 12 accredited investors for an aggregate purchase price of $1,000,000.

(4) The sole member of the Board of Directors of Boru Enterprises, Inc. (“Boru”) is John Moran. Mr. Moran exercises voting and investment power on behalf of Boru.

(5) These securities were issued as compensation for services rendered to the Company.

(6) The sole member of the Board of Directors of Forrester Financial, LLC (“Forrester Financial”) is Ted Karkus. Ted Karkus exercises voting and investment power on behalf of Forrester Financial.

(7) Jelco, LLC (“Jelco”) is managed by John Ligums, who exercises voting and investment power on behalf of Jelco.

(8) These securities were issued in connection with an acquisition. Mr. Nielson has granted to Eric Ladd an option to purchase up to 473,968 of these shares of Common Stock.

(9) The general partner of Contango Capital Partners, LP (“CCP”) is Contango Capital Partnership Management LLC (“CCPM”). John Berger, Kenneth R. Peak, Todd Sullivan, Gerald Sullivan, Eric Melvin, and John D. White are the managers of CCPM and collectively exercise voting and investment power on behalf of CCP.

(10) CCP distributed these shares of Common Stock to its limited partners for no consideration.

(11) CCPM collectively is managed by John Berger, Kenneth R. Peak, Todd Sullivan, Gerald Sullivan, Eric Melvin, and John D. White, who together exercise voting and investment power on behalf of CCPM.

(12) Contango Venture Capital Corporation is owned by Contango Oil & Gas Company. Kenneth R. Peak, Lesia Brehmer, Sergio Castro and Marc Duncan are the executive officers of Contango Oil & Gas Company. The Board of Directors of Contango Oil & Gas Company consists of Kenneth R. Peak, Jay D. Brehmer, Darrell W. Williams, Charles M. Reimer and Steven L. Schoonover.

(13) Standard Renewable Energy Services, GP LLC is the General Partner of NewPoint Energy Solutions, LP. John Berger is the sole member and manager of Standard Renewable Energy Services GP, LLC and in that capacity has voting and dispositive power over these shares.

(14) Cathedral Prep Seminary is a not for profit organization managed by John Moran. John Moran exercises voting and investment power on behalf of Cathedral Prep Seminary.

(15) Boru distributed these shares of Common Stock, which were received as compensation for services to the Company, for no consideration.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders may also transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us they do not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company has advised the selling stockholders that in the event of a “distribution” of the shares owned by the selling stockholders, such selling stockholders, any “affiliated purchasers,” and any broker-dealer or other person who participates in such distribution may be subject to Rule 102 under the Exchange Act until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods.” Trulite has also advised the selling stockholders that Rule 101 under the Exchange Act prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing, or stabilizing the price of the Common Stock in connection with this offering.

LEGAL PROCEEDINGS

Trulite is not a party to any legal proceedings nor is any of their property the subject of any proceeding, nor are they aware of any proceedings pending or of any actions that might give rise to any such proceedings.

MANAGEMENT

Directors and Executive Officers

Set forth below are the present directors and executive officers of the Company. Note that there are no other persons who have been nominated or chosen to become directors nor are there any other persons who have been chosen to become executive officers. There are no arrangements or understandings between any of the directors, officers and other persons pursuant to which such person was selected as a director or an officer. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

Name	Age	Position

Jonathan Godshall	58	President, Chief Executive Officer, and Director

John Berger	33	Chairman of the Board of Directors

Richard Hoesterey	64	Director

General Randolph House	61	Director

Eric Melvin	43	Director

John Sifonis	65	Director

John White	58	Director

Kenneth Pearson	52	Chief Operating Officer

Wade Stubblefield	40	Chief Financial Officer

Jonathan Godshall, President, Chief Executive Officer and Director

Jonathan Godshall joined the Company in June 2006 as a management consultant. On August 11, 2006 Mr. Godshall became the President and CEO of the Company. Effective October 31, 2006, Mr. Godshall was elected a director of the Company. Mr. Godshall has extensive management experience in a variety of industries. From 1986 until 2001, he was the President and CEO of Igloo Products Corp., a position he held for fifteen years. Igloo’s primary product lines are ice chests and beverage coolers, and enjoy great brand recognition. During his tenure, Igloo’s revenues tripled and the company introduced over 100 new products. Prior to joining Igloo, Jonathan was the Vice President and General Manager of Anderson Clayton Foods, where he was responsible for over $325 million in sales and for manufacturing and operations in six food plants across the United States. From October 2002 until January 2004, he was the President and CEO of Home Fragrance Holdings, a candle company headquartered in Houston. Jonathan has experience in selling through most retail channels of distribution and through commercial and industrial channels as well. Mr. Godshall received an A.B. degree from the University of North Carolina in 1970, where he was a Morehead Scholar, and an MBA from the Harvard Business School in 1973. He has served on the Board of Directors of two privately held start-up companies and on the board of four privately held operating companies.

William Jackson Berger, Chairman of the Board of Directors.

William Jackson Berger (“John Berger”) has more than nine years of experience in the energy industry and has served as Chairman of the Board of Directors of Trulite since July 22, 2004. Mr. Berger is Chairman of the Board and Chief Executive Officer of SREG and Chief Executive Officer of Standard Renewable Energy, LP. Mr. Berger also serves as Chairman of the Board and Chief Executive Officer of Newpoint Energy Solutions, L.P. and Chairman of the Board of Directors of Galveston Bay Biodiesel, LP. During 1996-2001, Mr. Berger worked as a trader at Enron Corp., an energy trading entity. From January 2002 through December 2003, Mr. Berger was employed by the Federal Energy Regulatory Commission, advising on trading activities in the natural gas and power markets. In addition, he assisted the FERC with regard to how a commercial trading operation is set up with information services and models to predict power loads of utilities. He also helped analyze regulatory issues with distributed generation and interconnection into the power grid. Finally, he was able to show the FERC how to analyze the impact of credit quality of market participants on liquidity in the power and natural gas markets. He also served as an advisor to the drafters of the Standard Market Design regulatory document, which is currently being considered by the United States Congress. Mr. Berger graduated cum laude from Texas A&M University with a B.S. in civil engineering in 1996. In 2003, Mr. Berger graduated from Harvard Business School with an MBA.

John Sifonis, Director.

John Sifonis joined the Company as its President and Chief Executive Officer and as a director in October 2004. Mr. Sifonis resigned as President and Chief Executive Officer of the Company August 11, 2006, but remains a director of the Company. Prior to joining the Company, from July 1998 to October 2004 Mr. Sifonis was the Managing Director of the Internet Business Solutions Group at Cisco Systems, Inc. Prior to joining Cisco Systems, Inc., from December 1991 to July 1998, Mr. Sifonis was the Chief Executive Officer of SAI International, LLC. Prior to forming SAI International, from January 1976 to August 1989 Mr. Sifonis was a Senior Partner in the Management Consulting Group of Ernst & Young. While at Ernst & Young, Mr. Sifonis also served as the National Director of the Strategic Management Consulting Group. He received a Bachelor of Science Degree in Management Science from Case Institute of Technology in 1963 and has completed additional post graduate studies at Case Institute in Operations Research.

Richard K. Hoesterey, Director.

Richard (Dick) Hoesterey, a director of Trulite, is an experienced executive with over thirty-five years in general management and manufacturing operations management in a variety of industries including electronics, industrial goods, and power regulation. His management experience includes roles as officer and board member of private and public companies. Mr. Hoesterey joined Components Corporation of America (“CCA”) in 1997, and has served as CCA’s President and Chief Executive Officer since 2000. CCA operates as a holding company and currently has three wholly-owned subsidiary companies, which function as self-contained, stand-alone companies. These businesses are focused on design, manufacture and sale of electrical control technology components and subsystems for industrial, commercial, military, and government markets. Prior to becoming the CEO of Components Corporation, Mr. Hoesterey was a Senior Partner with Thomas Group, Inc. from 1990 to 1997. In this capacity, he was a Program Results Manager and Change Agent for several clients. From 1986 to 1990, Mr. Hoesterey was an Executive Vice President for EPI Technologies. In the capacity of Executive Vice President, he directed the growth and development of the Component Processing Division. He also directed the corporate level functions of Human Resources, Facilities and Sales. From 1984 to 1986, Mr. Hoesterey was a Director, Material Services with Compaq Telecommunications Corporation, a start-up company in the computer telephone industry. He was responsible for Purchasing, Production Planning & Control, and Material Services. From 1978 to 1986, Mr. Hoesterey was employed by Harris Corporation in a number of management positions including Director/Plant Manager, Equipment Refurbishment; Director, Manufacturing Systems Implementation; and, Director, Materials. From 1969 to 1976, Mr. Hoesterey worked for the Xerox Corporation in a number of management positions in the areas of operations, logistics, new product introductions, business improvement programs, and several MRP implementations. From 1966 to 1969, Mr. Hoesterey was a 1st Lieutenant in the U.S. Army. Mr. Hoesterey received a BBA in Industrial Management from Clarkson University in 1965 and has completed additional post graduate studies in business at Rochester Institute of Technology. He also has an APICS Certification in Production and Inventory management.

General Randolph House, Director.

General House, a Director of the Company, is a retired U.S. Army Lieutenant General. Prior to his retirement in 2003, General House served the Army for thirty-three years. Notably, General House was Deputy Commandant, US Army Command and General Staff College at Fort Leavenworth, Kansas. In 1996, General House was assigned to the Pentagon as Senior Military Assistant to the Secretary of Defense, Dr. William Perry. In 1997, General House was assigned as the Assistant Chief of Staff for Installation Management, Department of the Army. Later that year, he assumed command of the Eighth United States Army and Chief of Staff, United Nations Command/Combined Forces Command/United States Forces in Seoul, Korea. In 1998, General House received his second three star assignment as the Deputy Commander-in-Chief and Chief of Staff, United States Pacific Command. General House earned a Bachelor’s Degree in 1968 from Texas A&M University. He also received a Master’s Degree from Clemson University.

Eric Melvin, Director.

Eric Melvin, a director of Trulite, is the founder, President, and Chief Executive Officer of Mobius Risk Group, a provider of energy risk management outsourcing and advisory services. Prior to forming Mobius Risk Group, from 2000 to 2001, Mr. Melvin worked as the VP, New Business Ventures at Enron Energy Services, a subsidiary of Enron Corp. Mr. Melvin received his BGS from the University of Michigan, Ann Arbor in 1985. He also earned a JD from the University of Detroit, School of Law in 1990.

John White, Director

John White was named a director of the Company effective October 31, 2006. Since July 1, 2006, Mr. White has served as General Counsel and Senior Vice President of Government/Investor Relations of Standard Renewable Energy Group, LLC. From March 1, 2003 to June 30, 2006, Mr. White was a partner in the Houston, Texas office of Jones, Walker, Waechter, Poitevent, Carrere & Denegre LLP and from January 1, 2004 until June 30, 2006 was Managing Partner of that office. Mr. White was a partner in the law firm of Winstead Sechrest and Minick PC from February 1, 2002 until February 28, 2003. Mr. White is Chairman of the Texas A&M University System Board of Regents.

Kenneth Pearson, Chief Operating Officer

Kenneth Pearson became the Chief Operating Officer and Vice President of Product Development of the Company effective January 1, 2007. From November 2005 until January 2007, Mr. Pearson was an independent consultant. From 2001 until 2005, he was the Chief Operating Officer of Jadoo Power Systems Inc., where he launched the company and its products. Jadoo’s primary product lines are portable fuel cell power, metal hydride storage and refilling products. During his tenure, he created and managed Jadoo’s infrastructure, product development team and strategy, intellectual property strategy, supply chain relationships and a state of the art fuel cell development and manufacturing facility. Over the past 28 years Mr. Pearson has developed a track record in the management of technology companies in a broad range of industries from fuel cells, medical devices, electronics and aerospace. Mr. Pearson holds a BSME degree and has over four additional years of formal management training. He also is certified in operations by the Association for Operations Management. Mr. Pearson held a position on Jadoo Power Systems Board of Directors for three years and was elected to the National Hydrogen Associations Board of Directors in 2004.

Wade Stubblefield, Chief Financial Officer

Wade Stubblefield has served the Company as Chief Financial Officer since December 14, 2006, and since October 2006 has served as Chief Financial Officer of Standard Renewable Energy Group, LLC. From April 2004 to October 2006, Mr. Stubblefield served as Vice President and Corporate Controller of Group 1 Automotive, Inc., a Fortune 500 automotive retailer. At the time, Group 1 Automotive's operations encompassed 95 auto dealerships concentrated in 14 geographic locations. From December 2001 to April 2004, Mr. Stubblefield served as Managing Director of Enron’s Wholesale and Retail Estate, where he was responsible for financial and accounting matters during post-bankruptcy operations. This organization consisted of 35 subsidiaries with 100 divisions and a net asset value of approximately $6.0 billion. From August 1999 to December 2001, Mr. Stubblefield served as Vice President of Financial Operations for Enron Energy Services, a division of Enron Corp. with total annual sales of commodity and services approaching $6.0 billion, total assets of approximately $4.5 billion, and approximately 7,000 employees.

The term of office of each director expires at the Company’s annual meeting of stockholders or until his successor is duly elected and qualified. Directors are not compensated for serving as such. Officers serve at the discretion of the Board of Directors.

No officer or director has, during the past five years, been involved in (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time, (b) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses), (c) any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities or (d) a finding by a court of competent jurisdiction (in a civil action), the SEC, or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

The Company’s Board of Directors has established an Audit Committee. Currently, there are no members of the Audit Committee.

In April, 2006, Trulite formed a Compensation Committee. The committee has three members: Mr. John Berger, General Randolph House, and Mr. Richard Hoesterey.  Mr. Hoesterey is the Chairman of the Compensation Committee.

PRINCIPAL STOCKHOLDERS AND HOLDINGS OF MANAGEMENT

The following table sets forth, as of the date of this Registration Statement, the number of shares of Common Stock owned of record and beneficially by executive officers and directors, and persons who hold 5% or more of the outstanding Common Stock of the Company. Also included are the shares held by all executive officers and directors as a group

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Class(1)

NewPoint Energy Solutions, LP (a) 5 Houston Center 1401 McKinney Street, Suite 900 Houston, Texas 77010-4035	5,331,622		45.2%

Kevin Shurtleff (b) 573 East 950 North Orem, UT 84097	2,734,763(c	)	21.9%

Andrew Nielson 340 South 800 West Orem, UT 84058	1,120,745 (d	)	9.5%

Eric Ladd 4987 West Woodbend Road West Jordan, UT 84084	648,794 (e	)	5.22%

John Berger (f) 5 Houston Center 1401 McKinney Street, Suite 900 Houston, Texas 77010-4035	6,101,192 (g	)	48.6%

Contango Capital Partners, L.P. (h) 5 Houston Center 1401 McKinney Street, Suite 900 Houston, Texas 77010-4035	768,778 (i	)	6.1%

John Sifonis (j) P.O. Box 201887 Arlington, TX 76006-1887	123,206 (k	)	1.0%

General Randolph House (l) 905 Carmel Place College Station, TX 77845	3,423 (m	)	0.03%

Eric Melvin (n) Three Riverway Suite 1700 Houston, TX 77056	769,570 (o	)	6.1%

John White (p) 5 Houston Center 1401 McKinney Street, Suite 900 Houston, Texas 77010-4035	769,570 (q	)	6.1%

Contango Venture Capital Corporation (r) 3700 Buffalo Speedway, Suite 960 Houston, TX 77098	2,001,014 (s	)	16.98%

Richard Hoesterey (t) 7852 La Cosa Drive Dallas, TX 75248	0		—

Jonathan H. Godshall (u) 5 Houston Center 1401 McKinney Street, Suite 900 Houston, Texas 77010-4035	0		—

Wade Stubblefield (v) 5 Houston Center 1401 McKinney Street, Suite 900 Houston, Texas 77010-4035	0		—

Kenneth Pearson (w) 5 Houston Center 1401 McKinney Street, Suite 900 Houston, Texas 77010-4035	15,000 (x	)	.1%

All Directors and Officers as a Group (9 individuals)	6,242,821 (y	)	49.17%

(1)	Percentage calculated on a fully diluted basis.

(a)
Standard Renewable Energy Services, GP LLC is the General Partner of NewPoint Energy Solutions, LP. John Berger is the sole member and manager of Standard Renewable Energy Services, GP LLC and in that capacity has voting and dispositive power over these shares.

(b)	Dr. Shurtleff resigned from his position as member of the Company’s Board of Directors and Vice President of Technology on March 24, 2006. Dr. Shurtleff continues to work for Trulite as an employee.
(c)	Represents 2,035,460 shares of Common Stock and currently exercisable options to purchase up to 699,303 shares of Common Stock at a price of $.88 per share.
(d)
Effective March 2, 2005, Mr. Nielson gave an option to Eric Ladd to purchase up to 473,968 shares of his Common Stock for an aggregate purchase price of $48,000, exercisable at any time until March 2, 2014.

(e)
Represents currently exercisable options to purchase 174,826 shares of Common Stock from the Company and a currently exercisable option to purchase up to 473,968 shares of Common Stock from Andrew Nielson for an aggregate purchase price of $48,000. This option to purchase Mr. Nielson’s Common Stock expires March 2, 2014.

(f)	Mr. Berger is the Chairman of the Board of Directors of Trulite and the managing partner of CCP.
(g)
Includes warrants to purchase 592,500 shares of Common Stock owned by CCP , options to purchase 176,278 shares of Common Stock owned by CCP, and 792 shares owned by CCPM. Although he does not have sole voting or dispositive power over the warrants and options owned by CCP, as a manager of the general partner of CCP he may be deemed to be the beneficial owner thereof. Includes 5,331,622 shares owned by NewPoint Energy Solutions, LP. Mr. Berger is the sole member and manager of Standard Renewable Energy Services, GP LLC, the general partner of Newpoint Energy Solutions, LP, and in that capacity has voting and dispositive power over these shares.

(h)
The general partner of Contango Capital Partners, LP (“CCP”) is Contango Capital Partnership Management LLC (“CCPM”). John Berger, Kenneth R. Peak, Todd Sullivan, Gerald Sullivan, Eric Melvin, and John D. White are the managers of CCPM and collectively exercise voting and investment power on behalf of CCP.

(i)
Represents currently exercisable options to purchase up to 176,278 shares of Common Stock at a price of $.88 per share and warrants to purchase 592,500 shares of Common Stock at a strike price of $1.50 per share.

(j)	Mr. Sifonis a director of Trulite. Mr. Sifonis resigned as President and CEO effective August 11, 2006.
(k)	Represents currently exercisable options to purchase up to 119,506 shares of Common Stock at a price of $.88 per share and 3,700 shares of Common Stock at a price of $1.00 per share.
(l)	General House is a director of Trulite.
(m)	Represents currently exercisable options to purchase up to 3,423 shares of Common Stock at a price of $.88 per share.
(n)	Mr. Melvin is a director of Trulite.
(o)
Consists of warrants to purchase 592,500 shares of Common Stock owned by CCP , options to purchase 176,278 shares of Common Stock owned by CCP, and 792 shares owned by CCPM. Although Mr. Melvin does not have sole voting or dispositive power over the shares owned by CCP, as a manager of the general partner of CCP he may be deemed a beneficial owner thereof.

(p)	Mr. White is a director of Trulite.
(q)
Consists of warrants to purchase 592,500 shares of Common Stock owned by CCP and options to purchase 176,278 shares of Common Stock owned by CCP, and 792 shares owned by CCPM. Although Mr. White does not have sole voting or dispositive power over the shares owned by CCP, as a manager of the general partner of CCP he may be deemed a beneficial owner thereof.

(r)
Contango Venture Capital Corporation is owned by Contango Oil & Gas Company. Kenneth R. Peak, Lesia Bautina, Sergio Castro and Marc Duncan are the executive officers of Contango Oil & Gas Company. The Board of Directors of Contango Oil & Gas Company consists of Kenneth R. Peak, Jay D. Brehmer, Darrell W. Williams, Charles M. Reimer and Steven L. Schoonover.

(s)	Represents 2,001,014 shares of Common Stock owned by Contango Venture Capital Corporation.
(t)	Mr. Hoesterey was appointed to the Company’s Board of Directors on May 5, 2006.
(u)	Mr. Godshall was appointed President and Chief Operating Officer on August 7, 2006 and became a director effective October 31, 2006.
(v)	Mr. Stubblefield is the Chief Financial Officer of Trulite.
(w)	Mr. Pearson is the Chief Operating Officer of Trulite.
(x)	Represents currently exercisable options to purchase 15,000 shares of Common Stock.
(y)	Consists of 5,336,114 shares of Common Stock and an aggregate of 906,707 shares of Common Stock issuable upon exercise of options and warrants.

DESCRIPTION OF SECURITIES

General

(a) Common and Preferred Stock.

The Company is authorized by its Certificate of Incorporation to issue an aggregate of 21,500,000 shares of capital stock, comprising 20,000,000 shares of Common Stock, and 1,500,000 shares of preferred stock, par value $.0001 per share (the “Preferred Stock”). As of December 31, 2006, 11,785,491 shares of capital stock, consisting of 11,785,491 shares of Common Stock and no shares of Preferred Stock, were issued and outstanding.

Common Stock

All shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

On April 10, 2005, the Board of Directors authorized a five-for-one split on all Common Stock issued prior to that date.

Preferred Stock

Trulite is authorized by its Certificate of Incorporation to designate and issue up to 1,500,000 shares of Preferred Stock. As of December 31, 2006, the Company had no shares of Preferred Stock outstanding.

The description of certain matters relating to the securities of the Company is a summary and is qualified in its entirety by the provisions of the Company’s Certificate of Incorporation and bylaws, copies of which have been filed as exhibits to the Company’s Form 10-SB/A filed with the SEC on June 8, 2006.

Stock Options, Warrants, and Other Rights

Trulite adopted an option plan to provide for the issuance of up to 3,110,805 shares of Common Stock which may be granted in the form of options to employees, directors, consultants, and advisors to the Company. During 2005, the Company granted options to purchase 466,692 shares of Common Stock with an exercise price of $0.88, whereas the fair value of a share of Common Stock on the dates of grant was $0.18. All of these options vest over four years and have a seven-year contractual life. During 2006, the Company granted options to purchase 2,441,662 shares of common stock under the Plan. With respect to 1,282,536 of these shares, the exercise price is $0.88 per common share, whereas the fair value of a share of common stock on the date of grant was $0.95. With respect to options to purchase the additional 1,159,126 shares of common stock, the exercise price is $1.00 per common share. 1,167,604 of these options were vested upon grant during 2006, whereas the remaining 1,274,058 granted during 2006 vest over four years and have varying contractual lives ranging from four to seven years.. The number of options, option price, vesting and exercise schedules, and the duration of all options shall all be determined by the Board of Directors at the time of grant.

On April 13, 2006, pursuant to Rule 504 of Regulation D promulgated under the Securities Act, Trulite issued 1,000,000 shares of Common Stock, along with warrants to acquire an additional 1,000,000 shares of Common Stock at an exercise price of $1.50 per share, to various investors for $1.00 per share of Common Stock issued in a private placement.

In March 2006, Trulite entered into a consulting agreement with Boru Enterprises, Inc. (“Boru”). This consulting agreement was amended and restated in August 2006. The agreement contemplates that Boru will (i) assist in the Company identifying an NASD member to make a Rule 15c2 11 filing; (ii) coordinate with the Company and its counsel in filing with the SEC, this Registration Statement on Form SB-2; (iii) after the Registration Statement on Form SB-2 is declared effective, introduce the Company to NASD member firms that may have an interest in helping the Company raise capital in the public markets; (iv) identify potential investors to the Company so that the Company or NASD member firms engaged by the Company may discuss a potential investment directly with the potential investors; and (v) provide other general consulting advice regarding the process for going public. The term of the agreement has not been determined, though both Boru and the Company anticipate such services to be provided by Boru for at least two years. In exchange for these services, the Company (i) issued to Boru 250,000 shares of Common Stock, which are included in this prospectus and (ii) issued to Boru warrants having a five-year term to purchase 250,000 shares of Common Stock at a strike price of $3.00 per share. Of the 250,000 shares of Common Stock and the warrants issued as compensation, Boru retained 200,000 shares of Common Stock and warrants to purchase 250,000 shares of Common Stock. The remaining 50,000 shares of Common Stock were issued by Boru to five different charities, in 10,000 share increments.

On April 25, 2006, Trulite entered into a consulting agreement with Jelco, Inc. (“Jelco”) for investment banking services. Pursuant to the agreement, Jelco agreed to (i) assist the Company in identifying an NASD member to make the 15C-211 filing; (ii) assist the Company in raising additional capital; (iii) facilitate the Company’s registration of its securities; and (iv) provide the Company with other consulting services. The agreement terminates on April 25, 2008. In exchange for these services, the Company issued to Jelco 50,000 shares of Common Stock, which are included in this registration statement and warrants having a five-year term to purchase 150,000 shares of Common Stock at a strike price of $3 per share. Jelco shall pay all of its reasonable expenses. John Ligums controls Jelco. Separately, Mr. Ligums’ son, Jeb Ligums, purchased 50,000 shares of Common Stock in April 2006 in connection with the Company’s private placement, and Mr. Ligums’ daughter, Jenny Ligums, owns options to purchase 5,000 shares of Common Stock.

Comparative Share Data:

Shares offered by this prospectus by the selling stockholders:   2,788,047

As of December 31, 2006, we had 11,785,491 outstanding shares of Common Stock, excluding shares which may be issued upon the exercise of currently outstanding warrants and options.

The issuance of additional shares and the eligibility of issued shares for resale will dilute our Common Stock and may lower its price. Investors in this offering will suffer immediate dilution, since the price paid for the securities offered will likely be more then the net tangible book value of our Common Stock. Net tangible book value is calculated by dividing our total assets, less intangible assets and liabilities, by the number of outstanding shares of Common Stock.

Other Shares Which May Be Issued:

The following table lists additional shares of Common Stock which may be issued as the result of the exercise of outstanding warrants and options:

Shares issuable upon exercise of warrants, options and other convertible securities	3,847,061(1)

(1) See “Stock Options, Warrants and Other Rights” set forth above for a description of the terms and conditions pursuant to which other shares may be issued.

Transfer Agent

Continental Stock Transfer & Trust Company is the transfer agent for the Common Stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

Our audited financial statements for the year ended December 31, 2005, and for the period from inception (July 15, 2004) through December 31, 2004, included in this prospectus, and the registration statement of which this prospectus is a part, have been included herein in reliance on the report of UHY Mann Frankfort Stein & Lipp, CPAs, LLP, an independent registered public accounting firm, given on the authority of such firm as an expert in accounting and auditing.

INDEMNIFICATION

As permitted by Delaware law, the Company’s certificate of incorporation limits the personal liability of directors to the fullest extent permitted by the provisions of the Delaware General Corporation Law. Complete disclosure of relevant sections of our certificate of incorporation and by-laws is provided in Part II of the registration statement of which this prospectus forms a part. This information can also be examined as described in “Further Information.”

BUSINESS

Overview of the Company, Products and Target Markets

Trulite is an emerging technology company engaged in the development and production of portable and stationary products that produce hydrogen for the generation of electricity for the commercial and consumer markets. The Company has developed, tested, sold and delivered its first hydrogen storage product - the HydroCell, an environment-friendly alternative to battery power. The Company has filed five patent applications for the HydroCell and the fuel cell products.

In August 2005, the Company demonstrated its first, complete, commercially packaged, integrated, hydrogen fuel cell power system. In September 2005, the Company introduced its Kitty Hawk system. The product consists of three technologies: one that generates hydrogen gas from powdered chemical compounds (the HydroCell, which is a technology with respect to which the Company has filed patents); one that transforms the hydrogen gas into electricity (the fuel cell stack); and one that controls the flow of hydrogen for the actual generation of electricity (the control technology, which is also a technology with respect to which the Company has filed patents). The Company believes the Kitty Hawk is the least expensive energy source on the market capable of producing 25 watts of power for several hours (as an example, 25 watts of power is sufficient to power a DVD player for several hours while concurrently charging a cell phone). It was Trulite’s integration of its patented technology (the HydroCell) with its patented control program and unpatented fuel cell stack that created an integrated hydrogen fuel cell power system called the Kitty Hawk.

In November 2005, the Company received its first orders for twenty-five Kitty Hawk systems. The units were manufactured in its Utah product development facility and were delivered to a selected target audience in February and March 2006. Also in November 2005, the Company received a $25,000 contract from Protonex Technology (“Protonex”) to develop three high energy density prototype HydroCells.

The Company has developed an enhanced version of the Kitty Hawk, the KH-3X. We are field testing the unit and plan on selling a small number of the units to obtain customer feedback to enhance the next version. The KH-3X has about twice the power output of the original Kitty Hawk product.

Trulite is currently developing the next version of the Kitty Hawk product series, the Kitty Hawk 4. Trulite’s Kitty Hawk 4 system is a more robust and powerful Kitty Hawk system capable of generating over three times the power output of the current KH-3X unit. The Kitty Hawk 4 system is designed to be a 130 watt integrated power system able to generate electricity for up to 4 hours at full output. The Kitty Hawk 4 system is anticipated to be available for field testing by the end of the second quarter of 2007. We anticipate manufacturing approximately 50 units for sale to selected commercial customers for field testing. Field testing is anticipated to take 8 to 10 weeks. Upon completion of field testing of the Kitty Hawk 4 system by the end of the third quarter of 2007, we anticipate units will be available for sale and delivery into selected commercial and consumer markets. The expected research and development costs of the Kitty Hawk 4 units are expected to be approximately $2,100,000 during 2007, including capital expenditures of $200,000. Funding for product development and manufacturing are expected to come from (i) bridge loans provided by Standard Renewable Energy Group, LLC (“SREG”), which owns NewPoint Energy Solutions, LP, a Texas Limited Partnership which beneficially owns 45.2% of the Company’s Common Stock and Contango Venture Capital Corporation, which beneficially owns 16.98% of the Company’s Common Stock and (ii) investments in equity and debt made by external investors.

In January 2007, we hired a Chief Operating Officer. In 2007, we anticipate hiring a Vice President - Finance. The objectives of hiring additional senior management personnel will be to ensure the successful operations of the Company and to ensure the on-going product development of the Kitty Hawk integrated power system.

Trulite’s strategy is to leverage its unique hydrogen source technology and fuel cell technology to develop fuel cell products to address end-user applications in three identified markets: Industrial Remote Monitoring, specifically, the pipeline and well head market for remote sensing and monitoring of operating conditions in oil and gas fields; Recreational Off-Site Usage; and Back-up Power Generation for home and commercial applications. The market segment for recreational off-site usage is focused on camping, including a very specific niche target of environmentally conscious campers.

Since inception, the Company has sought to develop alternative energy sources to conventional portable and stationary technologies, such as gasoline and diesel generation units, for the commercial and consumer markets. Although the Company is not focused on the military market, the Company anticipates pursuing opportunities in this market through strategic relationships with companies such as Protonex, as well as measuring the risks and rewards to the Company for developing more specialized products for the military market.

History of Trulite

Trulite was incorporated in Delaware on July 15, 2004. Later that month, Trulite purchased all the membership interests of Trulite Technology, LC (“Trulite Technology”), a Utah limited liability company, and merged with Trulite Technology, whereby Trulite survived the merger.

In January 2002, members of Trulite Technology submitted a proposal in response to a Small Business Innovation Research (“SBIR”) solicitation from the Defense Threat Reduction Agency (“DTRA”) to research and develop a high energy density hydrogen source to ultimately power nuclear, chemical and biological detection equipment in the field. The intended applications of the hydrogen fuel source were for use by the military as a source of portable power.

Trulite Technology was incorporated on May 20, 2002, upon receipt of notification from the DTRA that Trulite Technology would receive a six month $100,000 Phase 1 SBIR award to develop a hydrogen fuel source (that is, a technology for producing hydrogen gas) that could convert hydrogen gas into electricity. All patent, software and other technical rights in any products are retained by Trulite.

Work on the project commenced in August 2002, and in January 2003 Trulite Technology built and tested its first dry chemical hydride hydrogen fuel source. In January 2003 Trulite Technology submitted a proposal to the United States Air Force (“USAF”) for a very high energy density hydrogen source for larger fuel cell systems. Trulite Technology received notification from the USAF in May 2003 that it had been selected for another six month $100,000 Phase 1 SBIR award. All patent, software and other technical rights in any products are retained by Trulite.

In January 2004, Trulite Technology received an order from Jadoo Power Systems for two prototype chemical hydride cartridges. These were shipped in March 2004. Trulite Technology also received an order from the Naval Research Laboratory for four larger cartridges. These were shipped in July 2004. In October 2003, Trulite had been introduced to William Jackson Berger (“John Berger”) of Contango Capital Partners, LP (“CCP”) through Jadoo Power Systems. CCP became interested in Trulite Technology’s hydrogen source technology, and Trulite Technology concluded its first round of private funding with CCP in July 2004. Also in July 2004, Trulite Technology merged with, and transferred all if its interests to, the Company, a newly-formed Delaware corporation.

In February 2005, the Company entered into a strategic relationship with Synexus Energy, Inc., a supplier of fuel cell stack and control technology (“Synexus”). Synexus, a research and development company was working on a product that can be used in conjunction with Trulite’s HydroCell and was primarily funded by CCP. Synexus ceased doing business in June 2006. Receivables or payables between the two companies were settled in July 2006.

Overview of the Alternative Fuel Industry

There are a number of factors that management believes are creating significant changes in the landscape of the alternative fuel industry, which in turn present significant opportunities for hydrogen generation and fuel cell technologies:

1) Users of conventional hydrocarbon energy sources (oil and natural gas) face increasing problems with maintaining supply in the face of growing global demand;

2) Power reliability (that is, the electric power provided to commercial and consumer markets through the electrical grid) is becoming an increasing problem in the United States and other countries due to aging infrastructure, necessitating alternative off-grid power sources;

3) The increasing proliferation of electronic devices (for example, cell phones, portable digital movie and music players and personal computers) and their power demands are becoming more challenging for conventional battery technology to keep pace;

4) Increasing global environmental and regulatory issues are making the use of hydrocarbons ever more difficult; and

5) Increasing geopolitical issues are causing global security concerns related to the availability and price of oil and natural gas.

Due to these pressures, we believe the energy industry will change dramatically before the end of this decade. Trulite also believes both portable and stationary hydrogen fuel cell products can provide practical, cost efficient solutions to the reliability and longevity demands of today’s high technology devices, as well as providing new solutions to existing power requirement problems by providing reliable alternative power sources.

Fuel cell and alternative fuel source technology is still being developed and refined. In many applications applied research and technology development remains a vitally important part of the industry. Reliability, cost, and safe deployment of this technology will be key to initial successes.

A fuel cell is a non-mechanical device (it is a very thin membrane similar to a computer chip) that converts hydrogen gas (the fuel source) and oxygen into electricity and water. The water is a non-toxic by-product resulting from the process of generating electricity and is eliminated during the electricity conversion process. Each fuel cell (that is, each “chip”) produces a given amount of power when the hydrogen and oxygen are combined (the power output is measured in watts). When several fuel cells are combined or “stacked,” they create a fuel cell stack. For example, when several fuel cells are combined into a fuel cell stack, the fuel cell stack is capable of producing in excess of 25 watts of power in the KH-3X product. This level of power output is capable, for example, of powering a DVD player and charging a cell phone simultaneously.

There will be winners and losers in the commercialization process as the technology develops. However, it is too early to tell which technologies will ultimately dominate in certain applications, although the future direction appears clear in some major application areas, such as Proton Exchange Membrane (“PEM”) fuel cell technology.

Products utilizing fuel cell technology include fuel cell buses, numerous military applications, auxiliary power units, remote power, and other transportation applications. Broad commercialization of fuel cell usage depends on reducing per unit costs. Products will be commercialized at price points that make sense to both commercial and consumer markets. Stationary and portable applications currently lead the way, as fuel cells replace or recharge batteries in the portable and stationary, light industrial and transportation applications.

Portable applications such as premium battery markets, where fuel cells improve run time and can be cost-competitive, appear to be leading the early efforts of commercialization. This initial focus should also help demonstrate product performance, reliability, and durability, reduce production costs, establish codes and standards for fuel cell technology, build a skilled labor force, develop a hydrogen infrastructure, and create public awareness and acceptance.

An industry survey indicated that approximately 60% of the companies surveyed are focusing their efforts on PEM fuel cells or the closely related Direct Methanol Fuel Cell technologies. PEM fuel cells continue to be of most interest to fuel cell developers. The survey also suggests that government actions to address fuel costs, supply risks, and the environment could positively and dramatically impact fuel cell industry prospects in the next two to three years.

Finally, this survey also indicated that approximately 38 companies are expected to offer pre-commercial (demonstration units) or commercial products in 2006. General trends indicate that, in the next three to five years, delays in product launch might occur due to either fuel cell performance issues or non technical issues such as lack of codification of codes and standards. These delays may result in slow adoption of fuel cell products in both the commercial and consumer markets.

Trulite’s Products

Trulite has two products: the HydroCell, a hydrogen generation and storage product, and the Kitty Hawk power system, a commercially packaged, integrated, hydrogen fuel cell power system.

Trulite’s HydroCell is a technology that utilizes a cartridge filled with a chemical hydride (sodium borohydride) that, when injected with water, produces hydrogen on demand for portable and stationary power devices. Each cartridge can generate about 500 milliliters/minute of hydrogen. Each cartridge is compact and lightweight, weighing only about 175 grams. Power-to-weight ratio (the ability to generate the same or more energy by cutting the weight of the generating device) is one of many important factors in gaining market acceptance for alternative power sources. The HydroCell technology enables fuel cells to run at least two to three (2-3) times longer than existing fuel cell and battery technology, while weighing significantly less than these technologies. The key to the HydroCell’s efficient design is that it uses moist air exiting a PEM fuel cell to produce hydrogen for the PEM fuel cell stack. Water recycling not only enables the HydroCell to produce several liters of hydrogen from a lightweight package, but also means that the HydroCell produces hydrogen only when the fuel cell stack is operating. The proprietary control technology used inside the HydroCell and the cartridges make possible the safe production of hydrogen. The internal cartridge components allow the energy dense chemical hydride to react with the injected water in a controlled manner while providing for complete reactivity of the material.

The HydroCell fuel source can be marketed as a separate product and is a metallic cylinder approximately 2 inches in diameter and 6 inches in height which holds the chemical hydride. When water is injected into the cylinder, it creates a chemical reaction which generates hydrogen gas. The hydrogen gas is transformed into electricity via the fuel cell, which then powers the product in which it is installed. The container is sealed to prevent moisture from entering the cylinder and to ensure the chemical hydride does not escape the cylinder. The cylinder is robust and will not break if dropped, resulting in a reliable, safe product that is easy to manufacture.

Trulite believes the significance of the HydroCell is the proprietary, chemical hydride mixture and chemical reaction process wherein the generation of hydrogen does not occur until water is added to the chemical hydride. Given that the hydride is inert until water is added, a Trulite cartridge can be kept in storage for a minimum of three years without losing its energy density. In other words, the energy level doesn’t get weaker over time. We believe the HydroCell has the highest energy density of any known portable hydrogen source currently available in the market. This is a significant difference from offerings of our competitors, as we believe there are no “dry hydride” technologies currently available to the consumer market. Trulite’s dry hydride technology for generating hydrogen makes it possible to build HydroCell cartridges capable of generating hydrogen for over 100 hours continuously by increasing the size of the cartridge and adding more chemical hydride.

We believe the HydroCell’s design offers the following advantages:

- SAFETY: Hydrogen is produced only as it is needed, resulting in increased safety;

- RELIABILITY: The HydroCell has few moving parts, making it a reliable fuel source;

- REUSABILITY AND COST: The HydroCell capsules are inexpensive compared with the costs associated with generating an equal amount of energy from conventional energy sources over the life span of one HydroCell cartridge since the cartridge can be refilled, thus reducing the total cost of ownership to the consumer;

- DISPOSABILITY: The HydroCell capsules are disposable. The by-product is an inert, solid, chemical oxide with minimal health hazard that can be discarded in landfills; and

- SHELF LIFE: The HydroCell can lie dormant for up to thirty-six (36) months without losing its energy density.

The Company has submitted two patent applications for the HydroCell.

The second product we seek to market is the Kitty Hawk power system, a commercially packaged, integrated hydrogen fuel cell power system. The Kitty Hawk and KH-3X products each consist of three technologies: one that generates hydrogen gas from powdered chemical compounds (the HydroCell); one that transforms the hydrogen gas into electricity (the fuel cell stack,) and one that controls the flow of hydrogen for the actual generation of electricity (the control technology). The Kitty Hawk units are rectangular in shape, weigh about ten pounds and are easily portable.

The control technology is an integrated, programmable electronic circuit (that is, the circuit can be programmed to perform specific tasks) that is used to control the flow of hydrogen and oxygen to the fuel stack. The purpose of the control technology is to ensure the proper amount of hydrogen is generated to power the device that is attached to the Kitty Hawk product. If too much or too little hydrogen is generated, the efficiency of the Kitty Hawk is significantly reduced, which results in power loss and the unit’s inability to power the devices attached to the Kitty Hawk.

Trulite manufactures the fuel cell stack, develops product enhancements, and engages in new product development on the fuel cell stack. The Kitty Hawk power system was introduced by Trulite in September 2005. The Kitty Hawk products use the HydroCell system to generate hydrogen for up to three hours at full power. The initial product is capable of generating 25 watts of power and the KH-3X product (discussed further below) is capable of generating 30 watts of usable power. That is, although the product generates approximately 40 to 50 watts of power, the system requires approximately 15 to 20 watts of power internally to run the unit. The result is 25 to 30 watts of usable power (depending on the product), which is more than sufficient to run a radio while concurrently charging a cell phone. Trulite manufactured and delivered twenty-five units of the initial product to selected customers in February and March of 2006.

Although the Kitty Hawk power system is an integrated, hydrogen fuel cell power system, the HydroCell can be marketed and sold separately to companies wanting a dry hydride technology for generating hydrogen. For example, Trulite has sold the HydroCell to Protonex for military applications. Although the fuel cell stack can be marketed and sold separately, Trulite has no plans to either market or sell the fuel cell stack separately. Trulite has no plans to market and sell the control technology separately.

Current Status of Projects

Trulite has developed the next generation of the Kitty Hawk (the KH-3X), which has a number of enhancements: improved physical design; noise reduction; faster start-up cycle (several seconds versus 2 to 3 minutes); fuel level gauge to indicate the level of energy remaining in the cartridge; an attached carrying handle; a status display screen indicating the power output of the unit; interior technical modifications to eliminate hose pinching; and increased power output to 30 watts of power. Each of these enhancements required several steps including designing and building the enhancement; testing the enhancement to ensure it performs as specified; incorporating and testing the enhancement in the Kitty Hawk unit; and testing the Kitty Hawk unit in a customer environment.

The designing, building and testing of the enhancements began in March 2006 and were completed by the third quarter of 2006. The testing of the enhancements is an on-going process. As each enhancement is built, it is tested. Each time a new enhancement is added to the Kitty Hawk unit, the entire KH-3X system is tested to ensure all of the enhancements work as an integrated system. Beginning in mid-July 2006, ten units were manufactured for delivery to selected customers for field testing. Once the KH-3X unit successfully completes field testing, it will be expected to be commercially available for sale and delivery into selected commercial and consumer markets shortly thereafter.

Trulite is also developing the Kitty Hawk 4. The product will be designed to have a power output over three times great than the KH-3X. Product enhancements to the Kitty Hawk 4 will include: reducing the overhead required to run the Kitty Hawk 4 power system; increased ruggedness; and enhanced ergonomics and physical design. Each of these enhancements will also require going through the proving process set forth above prior to commercial availability.

The design of the Kitty Hawk 4 system commenced in September 2006 and is anticipated to be completed by the third quarter of 2007. The Kitty Hawk 4 system is anticipated to be available for field testing by the end of the second quarter of 2007. Field testing is anticipated to take eight to ten weeks. Upon completion of field testing of the Kitty Hawk 4 system, expected to be by the end of the third quarter of 2007, we anticipate that units will be available for sale and delivery into selected commercial and consumer markets.

In November 2005, Trulite established a manual production line sufficient to meet a five fuel cell per month and 35 HydroCell (the hydrogen cartridge) per month rate. Our near term goal is for the manufacturing facilities to ramp up to meet a potential demand of 20 fuel cells per month and 200 HydroCells per month. At such time as demand reaches a run rate of 80 fuel cells per month and 800 HydroCells per month, we anticipate that manufacturing will transition from manual to automated processes. Thereafter, outsourcing relationships are expected to be established for a few simple, non-proprietary sub-components. Full outsourcing likely will begin once volume demand approaches 250 fuel cells per month and 1,500 HydroCells per month. This outsourcing event will trigger the beginning of the shift to a final assembly and test facility at our own manufacturing site located in Texas.

In 2005, Trulite generated $16,667 in revenues from the sale of the HydroCell. During the nine months ended September 30, 2006, Trulite generated $8,333 in revenues from the sale of Kitty Hawk and HydroCell units.

Management intends to focus its initial efforts on the Industrial Remote Monitoring (the monitoring and remote sensing of oil and gas pipelines, oil wells, and gas wells), the Recreational Off-Site Usage, and the Back-up Power Market for home and commercial applications, all of which have a need for a large amount of portable power on demand.

Market Opportunities

Trulite believes its integrated Kitty Hawk units powered by Trulite’s HydroCell technology provide consumers with a superior alternative energy product. As compared to conventional battery technologies, the HydroCell does not lose the ability to generate electricity even when put in storage for long periods of time (up to three years). By comparison, conventional lithium-ion batteries will lose their ability to generate energy if they are not used before their expiration date. Trulite believes it has the ability to bring this power to numerous kinds of portable electronic devices through its Kitty Hawk power system. The primary markets we currently seek to enter for Trulite’s products are the pipeline and well head market for remote sensing and monitoring of operating conditions in oil and gas fields, the high-end recreational camping market, and the back-up power generation market for home and commercial applications. The opportunity in the pipeline market resulted from estimating the number of oil and gas wells in the United States (the data was obtained from available public information from companies such as Shell, ChevronTexaco, and British Petroleum), estimating the existing operating and maintenance costs to service and repair these wells, assuming a 20% adoption rate over the next five years for companies implementing a Trulite Kitty Hawk solution and calculating the cost differential between existing operating costs and Trulite’s Kitty Hawk solution. Trulite intends to seek out oil field service companies, trying to identify the most viable operators and influence both large and small energy companies, as well as other providers to the oil and gas industry, to adopt the Kitty Hawk integrated power system as an alternative power source. As currently envisioned, the manufacture and distribution of the Kitty Hawk power system to alliance partners will occur from the Company’s manufacturing facilities, which will most likely be located in Houston, Texas.

The anticipated opportunity in the recreational camping market for remote power devices comparable to the Kitty Hawk product was based upon analyzing the available products in this sector such as the Anton Bauer 2702 battery charger, SunWize AC 40/65 40 watt remote power system, the Frezzi M1000P video power charger, the HPC 6624A 40 watt power system as well as several other companies which provide products comparable to the Kitty Hawk power system. Trulite believes the Kitty Hawk product is well suited for recreational camping applications such as providing power for travel refrigerators/coolers, cell phone chargers, portable TVs, portable DVD players, and air and water purification units.

The anticipated opportunity in the back-up power generation market for consumers and businesses is based on the Company’s perception that with increasing outages in electrical supply to homes and businesses due to weather and peak demand requirements, consumers and businesses are interested in a back-up power supply that can power critical requirements for an extended period of time.

The Company plans to distribute its consumer Kitty Hawk products through three different channels: (1) direct to consumer sales (expected to be on a limited basis); (2) bundling; and (3) retail stores. The Company also plans on using the Internet, through sites such as eBay, Amazon, Overstock, and Yahoo, to sell directly to consumers on a limited basis in order to test-market its products, as well as establish consumer price points. The Company is also targeting OEMs in an attempt to bundle its products with those of the OEM. Advantages to partnering with an OEM include leveraging the OEM’s customer base and cross-selling Trulite’s products with existing OEM products. Lastly, the Company intends to attempt to market the Kitty Hawk to major high-end retail stores, such as REI, Northface, Patagonia, Brookstone, Orvis, and Cabela’s in an attempt to attract the high-end camping market.

Business Strategy

The Company believes the HydroCell-powered Kitty Hawk is substantially less expensive than comparable energy sources capable of producing 25 to 30 watts of power for several hours in this market segment. Based upon interviews with outside engineers from a major energy company, as well as analysis developed by Trulite’s own engineers, the power output of the Kitty Hawk system is capable of supporting typical user applications in the pipeline and well head markets. Trulite is currently testing a HydroCell capable of powering a Kitty Hawk system for one hundred continuous hours. Product enhancements are planned to develop a HydroCell capable of generating 10,000 watt hours of power which is equivalent to running a Kitty Hawk unit for seven hundred and twenty continuous hours.

Trulite’s strategy is to leverage its unique hydrogen generation technology and its fuel stack technology to develop and sell integrated fuel cell products to address end-user applications in three identified markets: Industrial Remote Monitoring, Recreational Off-Site Usage, and home and commercial back-up power application. Trulite’s business model is based upon the sale of its product, the Kitty Hawk, to specific target markets as an integrated solution. That is, since Trulite is able to bundle the fuel source with the fuel cell, Trulite is able to sell the integrated unit in line with the price point of competing fuel cell products. Trulite believes it is the only known source of the dry power fuel source and, consequently, expects to receive follow-up orders for HydroCell replacement cartridges. For example, for each Kitty Hawk unit sold, Trulite estimates a customer will purchase 10 HydroCell cartridges every year in the consumer market. Ongoing sales of replacement cartridges could represent a continuous revenue stream resulting in the generation of profits over the life of the Kitty Hawk unit.

Trulite seeks to make its hydrogen source technology the defacto standard in the industry and, through the sale of its Kitty Hawk integrated power system product, capture a significant percentage of the industrial and consumer markets that the Company intends to enter. The following are the main components of Trulite’s strategy.

Narrow Market Focus

Trulite is focusing its initial efforts on three distinct markets:

Industrial Remote Monitoring: The primary target market for remote monitoring is the pipeline and well head applications for remote sensing and monitoring of operating conditions in oil and gas fields. Characteristically, these fields tend to be in remote locations with harsh operating environments, making access difficult. The conventional power sources used to operate these facilities are solar panels and batteries. Solar panels turn sunlight into electricity that powers the batteries which, in turn, operate the sensing and monitoring devices. However, there are a number of challenges with solar energy: if the weather is cloudy for three days or more, electricity can’t be generated to power the batteries, making consistent and reliable monitoring of such facilities difficult, if not impossible. Solar panels are also subject to a variety of abuses, from vandalism to roaming animals knocking down the panels, rendering them inoperative. The repair and maintenance of these facilities is time consuming and costly, especially in remote environments. The impact of the lack of monitoring data may result in significant loss of revenue and potentially may create an operational hazard. Trulite seeks to penetrate this market for the following reasons:

- The major oil producers have indicated an interest in replacing the common lead acid battery/solar panel combination due to high staffing requirements and operating costs required to maintain conventional batteries and a lack of reliability, especially in adverse weather conditions;

- As the price of crude oil remains high, formerly abandoned or plugged wells are coming on-line thanks to smaller oil producers, thereby substantially increasing the size of the total available market. It is even more important for these smaller producers to address operational issues such as increased reliability and reduced operating expenses;

- We feel this market segment represents one of our best opportunities to implement our existing products (the HydroCell and the Kitty Hawk power system) and generate near-term revenue; and

- The management team and Board of Directors of Trulite has knowledge of this segment, as well as numerous industry relationships at the most senior levels of management.

The Company believes the HydroCell-powered Kitty Hawk is less expensive than comparable sources of energy on the market capable of producing 25 watts of power for several hours. Based upon interviews with engineers from a major energy company, as well as analysis developed by Trulite’s own engineers, the power output of the Kitty Hawk system is capable of supporting typical user applications in the pipeline and well head markets. Trulite is currently testing a HydroCell capable of powering a Kitty Hawk system for over one hundred continuous hours. Product enhancements are planned to develop a HydroCell that is capable of generating 10,000 watt hours of power which is equivalent to running a Kitty Hawk unit for seven hundred and twenty continuous hours.

Recreational Off-Site Usage: This market segment is focused on high-end recreational camping, including a very specific niche target of environmentally conscious campers. Trulite seeks to enter this market for the following reasons:

- Management believes that interest in the environment will continue to rise and that the environmentalist segment of the market is willing to pay a premium for environmentally friendly technology;

- We hope that entering this market will broaden the visibility of our products (specifically, the Kitty Hawk power system) to the consumer market, which is the first step to entering the retail market space;

- This market segment will provide Trulite with a good test for product performance (e.g., reliability, ease of use, new applications) as well as “new learnings,” which will enable the Company to enhance and adapt its product offerings based on consumer feedback; and

- The existing Trulite product has attributes ideally suited to this market segment: compact, portable, significantly lighter than batteries, environmentally friendly (water is the only by-product), high reliability, low maintenance, ease of use, and long shelf life.

Back-up Power for Home and Commercial Applications: With increasing outages in electrical supply to homes due to weather and peak demand requirements, consumers are interested in a back-up power supply that can power critical requirements (refrigerators, freezers, alarm systems, electronic equipment, fans, etc.) for an extended period of time. Consumers want portable power so that they can decide what devices should be powered under the circumstances. Trulite’s hydrogen fuel cell products can provide a good solution since they can be used indoors and are very portable. The HydroCell fuel cells are small and can be stored for an extended period of time before use. The Trulite products can power devices that need either AC or DC power. The Trulite fuel cells can also recharge batteries and battery powered devices, such as cell phones and laptop computers.

Commercial applications also exist for the Trulite fuel cells. For example, power is needed on building sites for tools. A Trulite fuel cell is more convenient, quieter, and more environmentally friendly than a gasoline generator.

Trulite has received numerous comments and feedback from the initial set of Kitty Hawk users related to the performance, design, and use of the product. The input from these initial customers was used to develop the product enhancement plan for subsequent versions of the Kitty Hawk power system.

Utilize Strategic Relationships

Strategic relationships are critical to Trulite for research, product development, and volume manufacturing. As used in this context, these relationships are agreements with companies to perform specific activities on Trulite’s behalf for which Trulite does not have or may not want to develop the competencies to accomplish. In return, Trulite will offer activities or provide competencies that are not available to the companies. It is expected that these relationships will be dissolvable at any time and may be formed for the objective of entering a market or developing a technology. Trulite expects to seek out relationships with companies for product design and product development. As the Company enters into volume production, Trulite intends to seek out strategic relationships for manufacturing, distribution, and logistics.

Trulite currently does not intend to actively pursue markets other than as set forth herein. However, if opportunities arise through strategic relationships with companies specializing in non-competitive markets, we expect to carefully evaluate such opportunities before making a final determination.

Continuous Technology and Product Innovation

Trulite is committed to continuous technology and product innovation as a means of achieving and maintaining sustainable competitive advantages. Trulite’s research and product development group in Utah is narrowly focused on new technology innovation. The group’s responsibility is to create a portfolio of emerging technologies specific to the hydrogen generation and fuel cell space. The senior management team reviews the portfolio and those projects which have the highest likelihood of commercialization will be selected for the research agenda. Quarterly milestones, as well as performance and test metrics, are established to determine the viability of commercialization of the technology. If the test criteria are met, the technology is then further developed and optimized for manufacturing.

Once the product is tested and optimized, it is turned over to the manufacturing team for volume production. The manufacturing team is responsible for continuous innovation of the product’s performance, as well as design for manufacture. Trulite’s goal is to enhance its existing product line every quarter and develop at least one new product every fiscal year.

Strong Corporate Culture

Trulite believes a strong corporate culture is the foundation for a successful, enduring enterprise. There are two principles which have been imbedded in the culture of the Company since its inception:

- Integrity above reproach: All members of the Trulite team and its strategic partners are committed to conducting business in an ethical manner with its customers, suppliers, partners, employees, and the communities in which it operates. There is zero tolerance for behavior at any level that does not adhere to this principle.

-Frugality: Both Trulite and its strategic partners are committed to the prudent allocation of resources. In every aspect of normal business activities, resource allocations are carefully weighed before making a decision. Alternatives are thoroughly discussed to determine if there is a better, more efficient option. Trulite intends to make investments in technology and people in order to retain and enhance its competitive position and return a fair profit to its stakeholders.

Intellectual Property

We have filed five patent applications for the HydroCell and fuel cell products, and we make every effort to protect our knowledge of our processes and procedures.

Competition

Trulite has two products: the HydroCell, a hydrogen generation and storage product, and the Kitty Hawk power system, a commercially packaged, integrated, hydrogen fuel cell power system. Trulite’s Kitty Hawk power system is an integrated system consisting of the HydroCell hydrogen generation and storage product; the fuel cell which converts hydrogen into electricity; and the control technology, which controls the flow of hydrogen to the fuel cell.

Trulite believes that its HydroCell technology is unique and offers significant advantages over hydrogen generation technology offered by its competitors. The HydroCell is a lightweight, compact fuel cell system that, to the Company’s knowledge, when combined with water recycling, produces more hydrogen for its size and weight than any other hydrogen source currently available on the market.

Our primary competition for hydrogen generation technology is Millennium Cell, Inc. (“MCEL”). MCEL, a development stage company, develops hydrogen batteries composed of a fuel cell and hydrogen storage technology for use in portable electronic devices for the military, medical, industrial, and consumer markets. MCEL primarily utilizes a “wet” sodium hydride technology for the generation of hydrogen. The fuel blends used in the hydrogen battery technology contain a combination of water, sodium borohydride, and other chemicals. As compared to MCEL’s wet hydride technology, the HydroCell does not lose energy density during long periods of storage (up to three years). We believe there are technical limitations with respect to weight and shelf life that limit MCEL’s ability to achieve higher levels of energy density.

Although there are a number of competitors that provide fuel cell technologies, most of these competitors do not offer a single-vendor, integrated solution consisting of the hydrogen source, the control technology, and the fuel cell. We believe Trulite’s HydroCell and the Kitty Hawk integrated power system products have created a business model that gives Trulite a competitive advantage. We believe our business model affords us the opportunity to sell the Kitty Hawk integrated unit in line with the price point of competing fuel cell products.

Employees

Trulite currently has 17 full-time employees, 16 of whom are involved in research and development. The 17th employee is the President and CEO. The Company also hires temporary employees from time to time as needed.

WHERE YOU CAN FIND MORE INFORMATION

We have filed this registration statement on Form SB-2/A. Statements contained herein as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts, agreements and other documents filed as exhibits to this registration statement.

You may inspect, without charge, all or any portion of the registration statement or any reports, statements or other information we file with the SEC at the SEC’s public reference room at Room 1580, Judiciary Plaza, 100 F Street N.E., Washington, D.C. 20549 and at the regional offices of the SEC located at 233 Broadway, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these documents may also be obtained from the SEC’s Public Reference Room at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, registration statements and other filings with the SEC are publicly available through its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system, located at www.sec.gov. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the EDGAR system.

We are currently subject to the reporting requirements of the Exchange Act and, in accordance with these requirements, we have and will continue to file reports, proxy statements and other information with the SEC. We furnish our stockholders with annual reports containing audited financial statements and other periodic reports as we deem appropriate or as may be required by law.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

General

The following discussion of our financial condition and results of operations should be read in conjunction with our audited financial statements for the twelve months ended December 31, 2005, and the period from inception (July 15, 2004) to December 31, 2004, and our unaudited financial statements for the three and nine months ended September 30, 2006, with their explanatory notes for the years included as part of the Form SB-2/A.

Overview

Trulite Technology was created in May 2002 to develop a hydrogen fuel source for fuel cells. The intended applications were use by the military as a source of portable power and use by consumers as a source of recreational or back up power. This entity was funded by grants from two governmental agencies to conduct fuel cell research and development. In July 2004, following the sale to Trulite of all membership interests in Trulite Technology, Trulite Technology merged with the Company, then a newly-formed Delaware corporation. In the first quarter of 2006, the Company initiated production of demonstration products for sale to selected individuals. The demonstration units were manufactured at the Company’s research facilities in Utah.

The Company, from inception (July 15, 2004) through December 31, 2004, had $1,750 in sales and $16,667 in sales for the year ended December 31, 2005. The revenue for both years was with a related party. We believe the main sources of initial revenue will be revenues from the oil and gas pipeline monitoring market, the high end recreational camping consumer market and the back-up power market for home and commercial applications. Management estimates that it will begin to have commercially viable products resulting from the ongoing research and development and product development by the fourth quarter of 2007. Research and development expenditures will be made to further enhance the performance of the hydrogen fuel sources, to develop the electronics that control the process to generate electricity, to improve the performance of the fuel cells and other components, to increase the electrical output of the products, and to test the performance and reliability of the products. Management estimates that it spent approximately $1.1 million in research and development in 2006 and will spend $1.9 million in 2007 prior to having the first products commercially available. The Company will have ongoing research and development and product development expenditures for the foreseeable future as products are developed for new applications and markets. The timing, amount and success of the research and development and manufacturing estimates are dependent on a number of factors that are difficult to project, including but not limited to the availability of qualified people, the success of the technologies under development, the cost to implement technologies, the cost of the product, the requirements of the marketplace, regulatory requirements, the availability of funds, and other factors.

Selected statements of operating data for the three and nine months ended September 30, 2006 and 2005

Please see the unaudited Financial Statements of the Company for the three and nine months ended September 30, 2006 and 2005 set forth on Pages F-2 - F-14.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Sales	$-	$-	$8,333	$-
Cost of sales	-	-	5,912	-
GROSS PROFIT	-	-	2,421	-
Operating expenses:
Research and development	301,304	61,844	726,292	261,043
Depreciation	5,131	1,835	10,572	4,186
General and administrative	419,730	79,935	1,893,832	335,412
LOSS FROM OPERATIONS	(726,165)	(143,614)	(2,628,275)	(600,641)
Other income (expense):
Interest expense	(4,854)	(203)	(4,913)	(548)
Interest income	799	2,980	4,005	3,787
Other	-	-	-	-
LOSS BEFORE INCOME TAXES	(730,220)	(140,837)	(2,629,183)	(597,402)
Income taxes	-	-	-	-
NET LOSS	$(730,220)	$(140,837)	$(2,629,183)	$(597,402)

Three and nine months ended September 30, 2006, compared to the three and nine months ended September 30, 2005

Revenues

The Company did not have any revenue for the three month period ended September 30, 2006 and September 30, 2005.

For the nine months ended September 30, 2006, revenues totaled $8,333 versus zero for the same period ended September 30, 2005.

Gross profit

The Company did not have any gross profit for the three month period ended September 30, 2006 and September 30, 2005.

For the nine months ended September 30, 2006, gross profit was $2,421 compared to zero for the same nine month period in 2005.

Operating expenses

For the three months ended September 30, 2006, as compared to 2005, operating expenses increased by $582,551. Operating expenses were $726,165 for the three month period ended September 30, 2006, as compared to $143,614 for the period ending September 30, 2005. Research and development expenses increased to $301,304 for the three month period ended September 30, 2006, as compared to $61,844 for the corresponding prior year period. This increase was due to development and production of demonstration units in 2006, as compared to 2005 when no demonstration units were produced. Depreciation expense increased $3,296 for the three months ended September 30, 2006, compared to the corresponding prior year period. This increase was due to additions of equipment purchased for research and development. General and administrative costs increased to $419,730 for the three months ended September 30, 2006, as compared to $79,935 for the corresponding prior period in 2005, primarily due to higher personnel related costs as well as increased legal and accounting fees resulting from the level of effort to register the Company’s securities.

Operating expenses were $2,630,696 for the nine months ended September 30, 2006. This compares to operating expenses of $600,641 for the nine months ended September 30, 2005. Research and development expenses increased to $726,292 for the nine months ended September 30, 2006, compared to $261,043 for the nine months ended September 30, 2005. The Company increased its research and development expenditures during 2006 and produced its first demonstration units. Depreciation expense increased $6,386 for the nine month period ended September 30, 2006, as compared to the nine month period ended September 30, 2005. General and administrative costs increased to $1,893,832 for the nine months ended September 30, 2006, as compared to $335,412 for the corresponding prior period in 2005, primarily due to higher personnel related costs as well as increased legal and accounting fees resulting from the level of effort to register the Company’s securities.

Loss from Operations

Operating losses were $726,165 for the three months ended September 30, 2006, as compared to operating losses of $143,614 for the three months ended September 30, 2005, due to the increases in operating expenses noted above.

Operating losses for the nine months ended September 30, 2006 were $2,628,275, as compared to an operating loss of $600,641 during the nine months ended September 30, 2005, due to the increases in operating expenses noted above.

Other Income (Expense)

Other income (expense) for the three months ended September 30, 2006, totaled a loss of $4,055, a decrease from the $2,777 of other income for the three months ended September 30, 2005, primarily due to lower average cash balances and interest expense on outstanding borrowings.

For the nine months ended September 30, 2006, other income (expense) was a loss of $908, as compared to income of $3,239 for the nine month period ended September 30, 2005, as higher interest income was offset by interest expense on outstanding borrowings.

Net Loss

Net loss for the three months ended September 30, 2006, was $730,220 as compared to $140,837 for the three months ended September 30, 2005. The increase was due to increased operating expenses.

For the nine months ended September 30, 2006, the net loss was $2,629,183 as compared to $597,402 for the nine months ended September 30, 2005. The increased loss was also due to increased operating expenses.

Selected statements of operating data for the twelve months ended December 31, 2005 and 2004

Please see the audited Financial Statements of the Company for the years ended December 31, 2005 and 2004, set forth on Pages F-15 - F-32.

	(Audited) December 31, 2005	(Audited) December 31, 2004

SALES	$16,667	$1,750
COST OF SALES	12,216	650
GROSS PROFIT	4,451	1,100
OPERATING EXPENSES:
Research and development	410,958	713,109
Depreciation	6,823	1,140
General and administrative	412,877	164,873
TOTAL OPERATING EXPENSES	830,658	879,122
LOSS FROM OPERATIONS	(826,207)	(878,022)
OTHER INCOME (EXPENSE)
Interest expense	(663)	-
Interest income	5,329	-
Other	(4,411)	-
TOTAL OTHER INCOME (EXPENSE)	255	-
LOSS BEFORE PROVISION FOR
INCOME TAXES	(825,952)	(878,022)
INCOME TAXES	-	-
NET LOSS	$(825,952)	$(878,022)

Revenues and Gross Margins

Revenue for the twelve month period ended December 31, 2005 was $16,667, as compared to $1,750 for the period from July 15, 2004 (inception) through December 31, 2004. Gross margin for the twelve month period ended December 31, 2005 was $4,451 as compared to a gross margin of $1,100 for the period July 15, 2004 (inception) through December 31, 2004. During these periods, the Company was a research and development company. In the fourth quarter of 2005, the Company began low volume production of its demonstration products.

Operating Expenses

Expenses from operations were $830,658 for the twelve months ended December 31, 2005.  This compares to operating expenses of $879,122 for the period July 15, 2004 (inception) through December 31, 2004. This is an overall decrease of 6%. Operating expenses consisted of research and development, depreciation, and general and administrative expenses. Research and development expenses decreased to $410,958 for the twelve months ended December 31, 2005 compared to $713,109 for the five and one half month period from July 15, 2004 (inception) through December 3l, 2004. The overall decrease of 42% was mainly due to the research and development costs that occurred from the business combination on July 22, 2004, which resulted in a one time expense of $606,798. The decrease was offset by higher research and development costs and the longer period of twelve months for 2005 as compared to five and one half months for 2004. Depreciation increased 500% from 2005 as compared to 2004 and this is mainly attributed to the longer time period of operations in that 2005 was twelve months and 2004 was five and one half months and the purchase of additional equipment. For the twelve months ended December 31, 2005, general and administrative expenses increased to $412,877 from $164,873 as compared to the five and one half month period from July 15, 2004 (inception) through December 31, 2004. The overall increase of 150% is attributed to the longer time period and the increase in the cost of audits and legal fees of $122,434 for the purpose of going public.

Loss from Operations

Losses from operations were $825,952 for the twelve months ended December 31, 2005 as compared to operating losses of $878,022 for the period July 15, 2004 (inception) through December 31, 2004. This is a 6% decrease for the twelve months ending December 31, 2005 as compared to the five and half months from July 15, 2004 (inception) through December 31, 2004. The decrease was due to decreases in operating expenses.

Other Income and Expense

Other income and expenses for the twelve months ended December 31, 2005 totaled $255, as compared to $0 for the period from July 15, 2004 (inception) through December 31, 2004. This increase was due to the Company’s investing part of its proceeds of approximately $950,000 raised from a private placement of its preferred stock in a savings account at a local bank.

Net Loss

Net loss for the twelve months ended December 31, 2005 was $825,952, as compared to $878,022 for the period from July 15, 2004 (inception) through December 31, 2004. The loss decreased due to decreased activity in research and development, partially offset by increased insurance, personnel, accounting and legal costs as the Company began the process to register its common stock for resale.

Historical Sources of Cash

During the period from July 15, 2004 (inception) though December 31, 2004, the Company financed its operations principally through the sale of an aggregate of $300,000 of preferred stock. The Company, for the year ended December 31, 2005, financed its operations through the sale of an aggregate of $950,000 of preferred stock, along with sale of three Kitty Hawk units. The Company conducted a private placement in April 2006, raising $1,000,000 through the sale of 1,000,000 shares of Common Stock and warrants. In addition, through September 30, 2006, the Company had borrowed $500,000 pursuant to three promissory notes with related parties. Subsequent to September 30, 2006, the Company borrowed an additional $750,000 pursuant to three additional promissory notes with these same parties.

Cash position and sources and uses of cash

Our cash position at September 30, 2006, was $120,856 as compared to $235,982 at December 31, 2005.

Our operating activities for the nine months ended September 30, 2006, used cash in the amount of $1,601,599, as compared to $624,327 used in the nine months ended September 30, 2005. Cash used in operating activities for the nine month period ending September 30, 2006, and September 30, 2005, reflected a net loss of $2,629,183 and $597,402, respectively, both partially offset by adding back the non-cash charges associated with depreciation, common stock and warrants issued for consulting and management services and stock-based compensation.

The Company used $13,527 and $22,729 in investing activities for the purchase of property and equipment for the nine months ended September 30, 2006, and 2005, respectively.

The Company had cash inflows from financing activities of $1,000,000 during 2006 from the issuance of common stock and warrants and $950,000 during 2005 from issuances of preferred stock. During the nine months ended September 30, 2006, the Company also had financing cash inflows of $500,000 from the issuance of the above noted promissory notes.

Capital Resources Going Forward

Our intended plan of operations for the twelve month period beginning October 1, 2006, is to manufacture, sell and distribute limited quantities of our product and to continue to develop our products. In the past, the Company primarily used funds derived from the private placement of its securities to fund its operations.

Cash on hand as of September 30, 2006, and cash generated by operations in conjunction with our working capital, will not be sufficient to continue our business for the next twelve months. We continually review our overall capital and funding needs, taking into account current business needs, as well as the Company’s future goals and requirements. Based on our business strategy, we believe we will need to increase our available capital through the incurrence of debt and the sale of additional securities.

On October 26, 2006, we incurred indebtedness of $250,000 pursuant to the terms of a promissory note with Standard Renewable Energy Group, LLC, (“SREG”). SREG owns NewPoint Energy Solutions, LP (“NewPoint”), the owner of approximately 45% of the Company’s common stock. The note bears interest at a rate of 11.25% until April 24, 2007, at which time the rate will become the prime rate plus 3%. The note matures on July 22, 2007 and we may prepay the note at any time without penalty.

On November 22, 2006, we incurred indebtedness of $400,000 pursuant to the terms of a promissory note with Contango Venture Capital Corporation, LLC which beneficially owns approximately 17.0% of the Company’s common stock. The note bears interest at a rate of 11.25% until April 24, 2007, at which time the rate will become the prime rate plus 3%. The note matures on July 22, 2007 and we may prepay the note at any time without penalty.

On November 28, 2006, the Company incurred indebtedness of $100,000 pursuant to the terms of a promissory note with SREG. The note bears interest at a rate of 11.25% until April 24, 2007, at which time the rate will become the prime rate plus 3%. The note matures on July 22, 2007 and may be prepaid by the Company at any time without penalty.

Should our costs and expenses prove to be greater than we currently anticipate, or should we change our current business plan in a manner that will increase or accelerate our anticipated costs and expenses, the depletion of our working capital would be accelerated. To the extent it becomes necessary to raise additional cash in the future as our cash on hand and working capital resources are depleted, we intend to raise additional capital through the sale of additional equity securities, public or private sale of debt or equity securities, debt financing or short term loans, or a combination of these options. We currently do not have a binding commitment for, or readily available sources of, additional financing. We cannot give any assurance that we will be able to secure the additional cash or working capital that we may require to continue our operations under such circumstances or that it will be on terms that would not hinder our ability to execute our business strategy.

Our anticipated costs are estimates based upon our current business plan. Our actual costs could vary materially from these estimates. Further, we could change our current business plans, which may also result in a change in our anticipated costs.

Off Balance Sheet Arrangements

There are no guarantees, commitments, lease and debt agreements or other agreements that would trigger adverse changes in our credit rating, earnings, or cash flows, including requirements to perform under stand by agreements.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.

On an ongoing basis, we evaluate our estimates and impairment of long lived assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates, including those for the above described items are reasonable.

Our accounting policies are more fully described in Note B - Summary of Significant Accounting Policies in our December 31, 2005 audited financial statements. As disclosed in Note B the preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results will inevitably differ from those estimates, and such differences may be material to the financial statements.

At this stage of our development, we believe that of our significant accounting polices, the following may involve a higher degree of judgment, estimation or complexity than other accounting policies.

Impairment of Long Lived Assets

The Company reviews the recoverability of its long-lived assets, such as property and equipment, when events or changes in circumstances occur that indicate the carrying value of the asset or asset group may not be recoverable. The assessment of possible impairment is based on the Company’s ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value.

Revenue Recognition

Although at this stage in our development we have had no significant revenues, we consider revenue recognition a critical accounting policy as it affects timing of earnings recognition. We recognize revenues on delivery and to date our operations have not involved any uncertainty of accounting treatment, subjective judgment or estimates over revenue recognition.

DESCRIPTION OF PROPERTY

The Company leases space in Bluffdale, Utah. The facility serves as the Company’s research, product development, and manufacturing center. The facility encompasses approximately 5,500 square feet rented by the Company at a monthly rate of $2,739. The initial term of the lease expired on May 31, 2006, but through an extension option was extended through February 28, 2007. On August 1, 2006, the Company subleased corporate office space in Houston, Texas from SREG. The monthly rent is $1,905 and the sublease expires in July 2007. Total future rental commitments under both of these leases are approximately $18,800. The Company has no other leases as of December 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The initial investor in the Company was Trulite Energy Partners, L.P., which invested $100,000 and received 100,000 shares of Preferred Stock on July 28, 2004. Trulite Energy Partners, L.P. merged with and into CCP. John Berger, the Chairman of the Board of Directors of Trulite, is the Chairman of the Board of Directors of CCP and the managing partner of Contango Capital Partnership Management LLC (“CCPM”), an entity which is the general partner of CCP. The Company had a management agreement with CCPM, which was transferred to CCP. In exchange for managing the day-to-day operations of the Company, CCP received 68,770 shares of Common Stock (343,850 shares of Common Stock, post stock split) on July 28, 2004, and six months later received an additional 65,070 shares of Common Stock (325,350 shares of Common Stock, post stock split). The management agreement with CCP ended on January 28, 2005, and no further payments are due or owing from Trulite.

Trulite’s revenue has totaled $1,750, $16,667 and $8,333 for 2004, 2005 and the first nine months of 2006, respectively. All of the revenue was obtained from Protonex. CCP owns approximately 6.4% of Protonex’s stock and John Berger, Chairman of Trulite and a partner with CCP, was a member of the Board of Directors of Protonex until May 2006. The revenues derived from Protonex were from military contracts obtained by Protonex and Trulite was chosen through a competitive bidding process as the sub-contractor on the projects.

On March 31, 2006, the Company entered into lock-up agreements (the “Lock-Up Agreements”) with each of CCP (which is binding on transferees of CCP), Dr. Kevin Shurtleff, John Sifonis, and Eric Ladd (for purposes of this paragraph only, the “Stockholders”). Pursuant to the Lock-Up Agreements, the Stockholders shall not, without the prior written consent of the Company or the managing underwriter, if any, during the period commencing on the date of the final prospectus relating to a public offering of the Company’s equity securities and ending on the date specified by the Company or the managing underwriter, if any, enter into certain transactions with respect to the equity securities of the Company.

In March 2006, Trulite entered into a consulting agreement with Boru, which was amended and restated in August 2006. The agreement contemplates that Boru will (i) assist in the Company identifying an NASD member to make a Rule 15c2 11 filing; (ii) coordinate with the Company and its counsel in filing with the SEC, this Registration Statement on Form SB-2; (iii) after the Registration Statement on Form SB-2 is declared effective, introduce the Company to NASD member firms that may have an interest in helping the Company raise capital in the public markets; (iv) identify potential investors to the Company so that the Company or NASD member firms engaged by the Company may discuss a potential investment directly with the potential investors; and (v) provide other general consulting advice regarding the process for going public. The term of the agreement has not been determined, though both Boru and the Company anticipate such services to be provided by Boru for at least two years. In exchange for these services, the Company issued to Boru or Boru designees 250,000 shares of Common Stock, which are included in this prospectus, and warrants having a five-year term to purchase 250,000 shares of Common Stock at a price of $3.00 per share. John Moran, the President of Boru, owns stock in Empire Financial Group, Inc., of which the Company has approved the future engagement for its market maker.

John Moran is the President of Boru. Mr. Moran owns stock in Empire Financial Group, Inc., which the Company has approved for future engagement as its market maker. In 1994, Mr. Moran pled guilty to charges of securities fraud and mail fraud. As a result, since December 1994, Mr. Moran has been subject to a permanent bar from associating with a broker or dealer. The Company has evaluated the services performed by Boru under its consulting agreement with the Company and applicable securities laws, and does not believe that those activities will cause Boru or Mr. Moran to fall within the Securities Exchange Act definitions of “broker” or “dealer.” However, there can be no assurance that the SEC or other regulatory authorities will agree with the Company’s position or that any such regulatory authority will not take action against the Company, Boru or Mr. Moran to cause Boru to cease and desist from providing services under the consulting agreement.

On April 25, 2006, Trulite entered into a consulting agreement with Jelco for investment banking services. Pursuant to the agreement, Jelco agreed to (i) assist the Company in identifying an NASD member to make the 15C-211 filing; (ii) assist the Company in raising additional capital; (iii) facilitate the Company’s registration of its securities; and (iv) provide the Company with other consulting services. The agreement terminates on April 25, 2008. In exchange for these services, the Company issued to Jelco 50,000 shares of Common Stock, which are included in this prospectus and warrants having a five-year term to purchase 50,000 shares of Common Stock at a strike price of $3 per share. John Ligums controls Jelco. Separately, Mr. Ligums’ son purchased 50,000 shares of Common Stock in April 2006 in connection with the Company’s private placement, and Mr. Ligums’ daughter, Jenny Ligums, owns options to purchase 5,000 shares of Common Stock.

On May 5, 2006, the Board of Directors of the Company approved the future engagement of Empire Financial Group, Inc. (“Empire”) as its market maker. Empire shall assist the Company in its filing of its 15c-211, which is expected occur in the near future. No written agreement has yet been entered into. John Ligums, who entered into the consulting agreement with Trulite on behalf of Jelco, owns stock in Empire. Further, John Moran, the President of Boru, which Trulite has also engaged as a consultant, also owns stock in Empire.

On August 9, 2006, the Company incurred indebtedness pursuant to the terms of a $125,000 promissory note payable to Contango Venture Capital Corporation, LLC, the owner of approximately 17% of the Company’s Common Stock. The note bears interest at a rate of 11.25% per annum until February 8, 2007, at which time the rate will become the prime rate plus 3%. The note matures on May 1, 2007 and may be prepaid without penalty.

On August 9, 2006, the Company incurred indebtedness pursuant to the terms of a $125,000 promissory note payable to Standard Renewable Energy, LP, a subsidiary of SREG. John Berger, the Chairman of the Board of the Company, is the Chief Executive Officer of SREG. SREG owns NewPoint Energy Solutions, LP, which is the owner of approximately 45% of the Company’s Common Stock. The note bears interest at a rate of 11.25% per annum until February 8, 2007, at which time the rate will become the prime rate plus 3%. The note matures on May 1, 2007 and may be prepaid without penalty.

On September 21, 2006, the Company incurred indebtedness of $250,000 pursuant to the terms of a promissory note payable to SREG. The note bears interest at a rate of 11.25% until May 21, 2007 at which time the rate will become prime plus 3%. The note matures June 18, 2007 and may be prepaid at any time without penalty.

On October 26, 2006, the Company incurred indebtedness of $250,000 pursuant to the terms of a promissory note with SREG. The note bears interest at a rate of 11.25% until April 24, 2007, at which time the rate will become the prime rate plus 3%. The note matures on July 22, 2007 and may be prepaid at any time without penalty.

On November 22, 2006, the Company incurred indebtedness of $400,000 pursuant to the terms of a promissory note with Contango Venture Capital Corporation, LLC. The note bears interest at a rate of 11.25% until April 24, 2007, at which time the rate will become the prime rate plus 3%. The note matures on July 22, 2007 and may be prepaid at any time without penalty.

On November 28, 2006, the Company incurred indebtedness of $100,000 pursuant to the terms of a promissory note with SREG. The note bears interest at a rate of 11.25% until April 24, 2007, at which time the rate will become the prime rate plus 3%. The note matures on July 22, 2007 and may be prepaid by the Company at any time without penalty.

MARKET FOR COMMON STOCK

As of December 31, 2006, there were 56 record holders of 11,785,491 shares of Common Stock and no record holders of preferred stock. The Company’s Common Stock is not trading on any stock exchange. Additionally, as of December 31, 2006, the Company has issued and outstanding options to purchase 2,447,061 shares of its Common Stock and warrants to purchase 1,400,000 shares of Common Stock.

All 11,785,491 shares of Common Stock currently issued and outstanding are deemed restricted stock for purposes of Rule 144 under the Securities Act and, accordingly, may not be sold absent their registration under the Securities Act or pursuant to Rule 144 following their being held for the applicable holding periods set forth in Rule 144. In general, under Rule 144 as currently in effect, a person or group of persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate of ours, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of then outstanding shares of the Company’s Common Stock, or
•	the average weekly trading volume of the Company’s Common Stock during the four calendar weeks preceding the sale;

provided, that public information about the Company as required by Rule 144 is available and the seller complies with manner of sale provisions and notice requirements.

The Company has 2,788,047 shares of Common Stock being publicly offered for sale to the public pursuant hereto.

The Common Stock is not quoted at the present time. The SEC has adopted a rule that established the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a market price of less that $5.00 per share or with any exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person’s account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transaction in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule in a form specified by the SEC relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) states that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Management intends to seek a long-term business plan that will allow our securities to be traded without the aforesaid the “penny stock” limitations. However, we cannot predict whether our securities will be exempt from the SEC’s penny stock regulations for listing on Nasdaq or some other national exchange, or be able to maintain the maintenance criteria necessary to insure continued listing. If our securities fail to qualify for the exemption or fail to qualify or meet the relevant maintenance criteria after qualification in the future, this may result in the discontinuance of the inclusion of our securities on a national exchange. However, trading, if any, in our securities may then continue in the non-Nasdaq over-the-counter market. As a result, a stockholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.

Holders of Common Stock are entitled to receive dividends as may be declared by our Board of Directors and, in the event of liquidation, to share pro rata in any distribution of assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. We have not paid any dividends on our Common Stock and do not have any current plans to do so. See “Certain Relationships and Related Transactions” above for a discussion of agreements between the Company and Boru and the Company and John Ligums.

DIVIDENDS

On April 13, 2006, the Company’s Board of Directors approved the payment of dividends equal to an aggregate of $113,138, to be paid in the form of Common Stock to all of the holders of the Series A Preferred Stock. This dividend had accrued from July 22, 2004 to March 31, 2006. On May 5, 2006, the Company’s Board of Directors approved an additional dividend, which had accrued from April 1, 2006 to May 2, 2006 but had not been paid, to be paid in the form of Common Stock to all the holders of the Series A Preferred Stock. Accordingly, 291,361 shares of Common Stock were issued: 283,118 shares to CCP; 2,576 shares to Dr. Kevin Shurtleff; and 5,667 shares to Andrew Nielson. The holders of the Series A Preferred Stock have since converted their shares to shares of Common Stock, and no more dividends shall be declared and paid on those shares of Series A Preferred Stock.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation paid by the Company to its President and all other executive officers for services rendered during the fiscal years ended December 31, 2006, 2005 and 2004.

Name and Position	Year	Salary	Bonus	Other Compensation

Jonathan H. Godshall, President	2006	$120,000(1)	—	Options to purchase 676,626 shares of Common Stock at $1.00 per share (3).

Kevin Shurtleff, Employee	2006	$65,000	—	Options to purchase 699,303 shares of Common Stock at $.88 per share (4).
	2005	$42,500	—	—

	2004	$42,500	—	—
John Sifonis, Former President and CEO	2006	$12,000(2)	—	Options to purchase 20,000 shares of Common Stock at $1.00 per share (5).
	2005	$42,000	—	—
	2004	$120,000	—	Options to purchase 291,478 shares of Common Stock at $.88 per share (5).

James A. Longaker, Former Chief Financial Officer and Secretary	2006	$65,000	—	Option to purchase 35,000 shares of Common Stock at $.88 per share (5).
	2005	$65,000	—	Option to purchase 20,000 shares of Common Stock at $.88 per share (5).
	2004	—	—	—

(1) Mr. Godshall’s employment as President and CEO of the Company commenced in August 2006. His 2006 annual base salary was $120,000 (of which he received $44,615 during 2006) increasing to $200,000 on the earlier of November 30, 2006 and the completion of a financing round.

(2) Mr. Sifonis’ employment as President and CEO terminated in August 2006 and the Company ceased making salary payments to Mr. Sifonis at that time. Actual salary paid to Mr. Sifonis in 2006 was $54,000.

(3) All listed options vest over a four year period beginning in 2007 with 25% vesting each year.

(4) All listed options vested in April 2006.

(5) All listed options were to vest over a four-year period in 18.5%, 22.5%, 26.5%, and 32.5% increments. Vesting ceased upon termination of employment.

Employment Agreements

The Company is currently a party to employment agreements with Jonathan Godshall, the Company’s President; Eric Ladd; Dr. Kevin Shurtleff; Christopher Brydon; and John Patton. Additionally, portions of the employment agreement between John Sifonis and the Company survive Mr. Sifonis’ resignation as the Company’s President and Chief Executive Officer.

John Sifonis entered into an employment agreement with the Company as of October 20, 2004 (the “Sifonis Agreement”). The Sifonis Agreement contains customary confidentiality and non-disclosure provisions that survive the termination of Mr. Sifonis’ employment with the Company, as well as a worldwide non-compete provision with respect to any business that competes in whole or in part with the services, products or activities of the Company relating to its hydrogen fuel technology that survives the termination of Mr. Sifonis’ employment with the Company for a period of two years.

In August 2006, the Company entered into an employment agreement with Jonathan Godshall, pursuant to which Mr. Godshall is employed as President and Chief Executive Officer of the Company for a one-year term. Under the employment agreement, Mr. Godshall received an annual base salary of $120,000, that was scheduled to increase to $200,000 per year upon the earlier of (i) November 30, 2006 and (ii) the completion of a financing round. Effective January 1, 2007, Mr. Godshall accepted a decrease in his annual salary paid by the Company to $100,000. The employment agreement provides that if Mr. Godshall is terminated without cause or he terminates for good reason (as such terms are defined in the employment agreement), then he will be entitled to receive his base salary for six months following such termination and his unexercised stock options will continue to vest for twelve months following such termination. In addition, if the Company does not renew the employment agreement at the end of the one-year term, Mr. Godshall will be entitled to receive his base salary for four months.

On August 7, 2006, the Board granted Mr. Godshall a stock option to acquire 676,626 shares of Common Stock, at an exercise price of $1.00 per share and which vests 25% on each of June 15, 2007, June 15, 2008, June 15, 2009, and June 15, 2010. The stock option expires on August 7, 2013. In addition, Mr. Godshall’s employment agreement provides that the Board will grant him additional stock options to acquire a number of shares equal to 5% of any new stock issued and any new stock options granted after August 7, 2006, such grant to occur on the earlier of (i) December 31, 2006 or (ii) the completion of a financing round. As of December 31, 2006, neither of these events had occurred, and therefore no additional options will be granted under this arrangement. The exercise price of Mr. Godshall’s stock options are based on the fair market value on the date of grant and have vesting terms consistent with other stock options granted by the Company. All of such stock options will automatically vest upon a change in control, merger, or buyout of the Company.

Eric Ladd entered into an amended employment agreement with the Company as of March 26, 2006 (the “Ladd Agreement”). Mr. Ladd’s position with the Company is a Control and Systems Engineer. The Ladd Agreement continues until January 31, 2007, whereupon the employment of Mr. Ladd will become a month-to-month, at will employment, but otherwise still subject to the Ladd Agreement. Mr. Ladd agrees to work full time in service to the Company and receives an annual salary of $80,000. In addition, Mr. Ladd received an $11,000 sign-on bonus and a one-time bonus of $5,000 on December 7, 2006. The Ladd Agreement contains customary confidentiality and non-disclosure provisions, as well as a two-year, worldwide non-compete provision with respect to any business that competes in whole or in part with the services, products, or activities of the Company relating to its hydrogen fuel technology.

Dr. Kevin Shurtleff entered into a second amended employment agreement with the Company as of March 27, 2006 (the “Shurtleff Agreement”) which expired January 1, 2007. Dr. Shurtleff has become a month-to-month, at will employee, but otherwise remains subject to the Shurtleff Agreement. Dr. Shurtleff agrees to spend 20 hours a week in service to the Company and receives an annual salary of $65,000. The Shurtleff Agreement contains customary confidentiality and non-disclosure provisions, as well as a one-year, worldwide non-compete provision with respect to any business that competes in whole or in part with the services, products or activities of the Company relating to its hydrogen fuel technology.

Christopher Brydon entered into an employment agreement (the “Brydon Agreement”) on April 5, 2006. Mr. Brydon is employed as a Senior Design Engineer and Team Leader. The Brydon Agreement continues until April 30, 2007, whereupon the employment of Mr. Brydon will become a month-to-month, at will employment, but otherwise still subject to the Brydon Agreement. Mr. Brydon is a full time employee and receives an annual salary of $76,000. The Brydon Agreement contains customary confidentiality and non-disclosure provisions, as well as a one-year, worldwide non-compete provision with respect to any business that competes in whole or in part with the services, products or activities of the Company relating to its hydrogen fuel technology.

John Patton entered into an employment agreement (the “Patton Agreement”) on April 5, 2006. Mr. Patton is employed as a Senior Design Engineer and Team Leader. The Patton Agreement continues until April 30, 2007, whereupon the employment of Mr. Patton will become a month-to-month, at will employment, but otherwise still subject to the Patton Agreement. Mr. Patton is a full time employee and receives an annual salary of $58,000.

Ken Pearson entered into an employment agreement (the “Pearson Employment Agreement”) on January 1, 2007. Mr. Pearson is employed as the Company’s Chief Operating Officer. The initial term of employment ends May 31, 2007 and if Trulite elects not to renew the Pearson Employment Agreement at the end of this initial term, Trulite is obligated to pay Mr. Pearson his salary for an additional 120 days as severance. The Pearson Employment Agreement provides for an annual base salary of $155,000. The Pearson Employment Agreement includes confidentiality and non-competition provisions.

Effective June 1, 2006, the Company entered into a consulting agreement with Ken Pearson (the “Pearson Consulting Agreement”), pursuant to which Mr. Pearson performed certain services. Mr. Pearson’s roles and responsibilities included: product development, regulatory and government regulations, strategic product and technology alliances and acquisitions, advanced supply chain agreements and alliances, research and development, intellectual property management and strategy formulation, and operational responsibilities. In exchange for his services, the Company paid Mr. Pearson compensation equal to a prorated fee of $115,000 per year ($9,583 per month). Additionally, the Company paid Mr. Pearson a $15,000 signing bonus. In December 2006, the Board of Directors also awarded Mr. Pearson a $15,000 performance bonus based on agreed upon performance goals. Pursuant to the Pearson Consulting Agreement, Mr. Pearson received an option on August 7, 2006 to purchase 15,000 shares of Common Stock, at an option price of $1.00 per share, which option is fully vested. Mr. Pearson also received an option to purchase 300,000 shares of Common Stock at an option share price of $1.00 effective August 7, 2006. The grant of the options is subject to the terms and conditions set forth in the Company’s Amended and Restated Stock Option Plan. In December 2006, the Board of Directors also awarded Mr. Pearson options to purchase an additional 40,000 shares of Common Stock. The term of this agreement was for seven months beginning June 1, 2006 and ending on December 31, 2006. This agreement contained customary confidentiality and non-disclosure provisions to be in effect during and following the termination of the agreement, as well as a one-year non-compete provision with respect to any business that competes in whole or in part with the services, products, or activities of the Company relating to its hydrogen fuel technology.

Securities authorized for issuance under equity compensation plans as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	0	0	0
Equity compensation plans not approved by security holders (1)(2)	2,447,061	$0.94	663,744
Total	2,447,061	$0.94	663,744

(1)
The Company’s Board of Directors adopted the Trulite, Inc. Stock Option Plan (the “Plan”) on April 11, 2005.  The Plan is to be administered by the Company’s Board of Directors and consists of up to 3,110,805 shares of Common Stock in a stock option pool which may be granted in the form of options to employees, directors, consultants and advisors to the Company. The number of options, option price, vesting and exercise schedules and the duration of all options shall all be determined by the Company’s Board of Directors at the time of grant; provided, however, that the option price of any options granted under the Plan shall be not less than fair market value at the time of grant. Incentive stock options expire no later than seven years after the date of grant.

(2)	Does not include warrants to purchase an aggregate of 1,400,000 shares of common stock held by purchasers of the Offering, Boru and Jelco.

TRULITE, INC.

Trulite, Inc. (a Development Stage Company)
Balance Sheets

	September 30,	December 31,
	2006	2005
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$120,856	$235,982
Due from affiliate	-	23,773
Accounts receivable (net of allowance for doubtful accounts of $0 as of September 30, 2006 and December 31, 2005)	-	16,667
Patent application fees	19,843	19,843
Prepaid expenses and other current assets	18,567	7,844
Total current assets	159,266	304,109
Property and equipment, net	35,993	33,038
Total assets	$195,259	$337,147

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities:
Accounts payable and accrued expenses	$107,802	$44,821
Notes payable	500,000	-
Total current liabilities	607,802	44,821
Commitments and contingencies
Stockholders' (deficit) equity:
8% Cumulative Convertible, Series A Preferred Stock; $0.0001 par value, 1,500,000 shares authorized, 0 and 1,454,725 shares issued and outstanding as of June 30, 2006 and December 31, 2005, respectively. Liquidation value of $1.00 per share plus preferred dividend per share of $0.0623 and an aggregate liquidation of $1,545,354 as of December 31, 2005	-	90,843

Common Stock; $0.0001 par value, 20,000,000 shares authorized, 11,785,491 and 3,631,500 shares issued and outstanding as of September 30, 2006 and December 31, 2005, respectively	1,178	363
Additional paid-in-capital	9,503,428	1,905,094
Deficit accumulated during the development stage	(9,917,149)	(1,703,974)
Total stockholders' (deficit) equity	(412,543)	292,326
Total liabilities and stockholders' (deficit) equity	$195,259	$337,147

The accompanying notes are an integral part of these financial statements

Trulite, Inc. (a Development Stage Company)
Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Period From Inception (July 15, 2004) Through September 30,
	2006	2005	2006	2005	2006

Sales	$-	$-	$8,333	$-	$26,750
Cost of sales	-	-	5,912	-	18,778
GROSS PROFIT	-	-	2,421	-	7,972
Operating expenses:
Research and development	301,304	61,844	726,292	261,043	1,850,359
Depreciation	5,131	1,835	10,572	4,186	18,535
General and administrative	419,730	79,935	1,893,832	335,412	2,471,582
LOSS FROM OPERATIONS	(726,165)	(143,614)	(2,628,275)	(600,641)	(4,332,504)
Other income (expense):
Interest expense	(4,854)	(203)	(4,913)	(548)	(5,576)
Interest income	799	2,980	4,005	3,787	9,334
Other	-	-	-	-	(4,411)
LOSS BEFORE INCOME TAXES	(730,220)	(140,837)	(2,629,183)	(597,402)	(4,333,157)
Income taxes	-	-	-	-	-
NET LOSS	(730,220)	(140,837)	(2,629,183)	(597,402)	$(4,333,157)
Preferred dividends	-	(29,085)	(39,275)	(79,086)
Deemed dividend on conversion of
preferred stock to common stock	-	-	(1,586,150)	-
NET LOSS ATTRIBUTABLE TO
COMMON STOCK	$(730,220)	$(169,922)	$(4,254,608)	$(676,488)

NET LOSS PER COMMON SHARE
Basic and diluted	$(0.06)	$(0.04)	$(0.32)	$(0.17)
Preferred and deemed dividends	-	(0.01)	(0.20)	(0.02)
Attributable to common stock	$(0.06)	$(0.05)	$(0.52)	$(0.19)
WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING
Basic	11,785,491	3,631,500	8,247,825	3,599,323
Diluted	11,785,491	3,631,500	8,247,825	3,599,323

The accompanying notes are an integral part of these financial statements

Trulite, Inc. (a Development Stage Company)
Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,		Period From Inception (July 15, 2004)Through September 30,
	2006	2005	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,629,183)	$(597,402)	$(4,333,157)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	10,572	4,186	18,535
Common stock issued for consulting services	285,000	-	285,000
Common stock issued for management fees	-	65,070	133,840
Stock-based compensation expense	477,159	-	477,159
Warrants issued for consulting services	162,155	-	162,155
Write-off of research and development expenses	-	-	606,798
Changes in operating assets and liabilities:
Due from affiliate	23,773	(112,635)	-
Accounts receivable	16,667	2,700	-
Patent application fees	-	-	(19,843)
Prepaid expenses and other current assets	(10,723)	782	(12,102)
Grants receivable	-	-	850
Accounts payable and accrued expenses	62,981	12,972	99,693
Net cash used in operating activities	(1,601,599)	(624,327)	(2,581,072)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(13,527)	(22,729)	(48,072)
Net cash used in investing activities	(13,527)	(22,729)	(48,072)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	1,000,000	-	1,000,000
Issuance of notes payable	500,000	-	500,000
Issuance of preferred stock	-	950,000	1,250,000
Net cash provided by financing activities	1,500,000	950,000	2,750,000

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	(115,126)	302,944	120,856
CASH AND CASH EQUIVALENTS, beginning of period	235,982	126,465	-
CASH AND CASH EQUIVALENTS, end of period	$120,856	$429,409	$120,856

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for consulting services	$285,000	$-	$285,000
Common stock issued for management fees	$-	$65,070	$133,840
Warrants issued for consulting services	$162,155	$-	$162,155
Common stock options issued for compensation	$477,159	$-	$477,159
Preferred stock issued for acquisition	$-	$-	$20,000
Common stock issued for acquisition	$-	$-	$592,460

The accompanying notes are an integral part of these financial statements

Trulite, Inc. (a Development Stage Company)
Statements of Stockholders' (Deficit) Equity
For the Periods From Inception (July 15, 2004) Through September 30, 2006
(Unaudited)

	8% Cumulative Convertible Series A Preferred Stock		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Cash issuances:
July 28, 2004; issuance of preferred stock at $1.00 per share	100,000	$10	-	$-	$99,990	$-	$100,000
November 5, 2004; issuance of preferred stock at $1.00 per share	190,000	19	-	-	189,981	-	190,000
November 12, 2004; issuance of preferred stock at $1.00 per share	10,000	1	-	-	9,999	-	10,000
Non-cash issuances:
July 22, 2004; preferred stock issued in the acquisition of Trulite Technology, LC based on fair value of stock issued of $1.00 per share	20,000	2	-	-	19,998	-	20,000
July 22, 2004; common stock issued in the acquisition of Trulite Technology, LC based on fair value of stock issued of $0.20 per share (post April 2005 split)	-	-	2,962,300	296	592,164	-	592,460
July 28, 2004; common stock issued for management services based on fair value of stock issued of $0.20 per share (post April 2005 split)	-	-	343,850	34	68,736	-	68,770
Accretion of dividends	-	6,624	-	-	(6,624)	-	-
Net loss	-	-	-	-	-	(878,022)	(878,022)
Balance, December 31, 2004	320,000	6,656	3,306,150	330	974,244	(878,022)	103,208
Cash issuances:
February 1, 2005; issuance of preferred stock, at $1.00 per share	200,000	20	-	-	199,980	-	200,000
June 1, 2005; issuance of preferred stock at $0.80 per share	934,725	93	-	-	749,907	-	750,000
Non-cash issuances:
January 28, 2005; common stock issued for management services based on fair value of stock issued of $0.20 per share (post April 2005 split)	-	-	325,350	33	65,037	-	65,070
Accretion of dividends	-	84,074	-	-	(84,074)	-	-
Net loss	-	-	-	-	-	(825,952)	(825,952)
Balance, December 31, 2005	1,454,725	90,843	3,631,500	363	1,905,094	(1,703,974)	292,326
Cash issuances:
April 13, 2006; issuance of common stock	-	-	1,000,000	100	999,900	-	1,000,000
Non-cash issuances:
April 26, 2006; common stock issued for consulting services based on fair value of stock issued of $0.95 per share	-	-	300,000	30	284,970	-	285,000
April 26, 2006; warrants to purchase common stock issued for consulting services based on fair value of warrants issued	-	-	-	-	162,155	-	162,155
Accretion of dividends	-	39,275	-	-	(39,275)	-	-
May 2, 2006; accretion of preferred stock for deemed dividend on conversion of accrued dividends to common stock	-	161,388	-	-	(161,388)	-	-

May 2, 2006; accretion of preferred stock for deemed dividend on conversion to common stock	-	1,424,762	-	-	(978,493)	(446,269)	-
May 2, 2006; conversion of preferred stock to common stock	(1,454,725)	(1,716,268)	6,853,991	685	6,853,306	(5,137,723)	-
Stock-based compensation	-	-	-	-	477,159	-	477,159
Net loss	-	-	-	-	-	(2,629,183)	(2,629,183)
Balance, September 30, 2006	-	$-	11,785,491	$1,178	$9,503,428	$(9,917,149)	$(412,543)

The accompanying notes are an integral part of these financial statements

TRULITE, INC. (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE QUARTERLY PERIODS ENDED SEPTEMBER 30, 2006 AND 2005

NOTE 1 - Basis of Presentation

The unaudited financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim reporting, and in the opinion of management reflect all adjustments , including those of a normal recurring nature, that are necessary for a fair presentation of financial position and results of operations for the interim periods presented. As permitted under those requirements, certain footnotes or other financial information that are normally required by accounting principles generally accepted in the United States of American have been condensed or omitted. As used herein, the terms “Trulite,” “the Company,” “we,” “our” and “us” refer to Trulite, Inc.

For further information, refer to the consolidated financial statements and footnotes included in our Annual Report on Form 10-KSB for the year ended December 31, 2005. Interim results are not necessarily indicative of results to be expected for the full fiscal year ending December 31, 2006.

The Company from inception (July 15, 2004) through September 30, 2006, did not have significant revenues. The Company has no significant operating history as of September 30, 2006. The accompanying financial statements have been prepared assuming the Company will continue as a going concern. From inception (July 15, 2004) through September 30, 2006, management has raised additional equity and debt financing to fund operations and to provide additional working capital. However, there is no assurance that future such financing will be in amounts sufficient to meet the Company’s needs.

All references to issued and outstanding shares, weighted average shares, and per share amounts in the accompanying unaudited financial statements have been retroactively adjusted to reflect our five-for-one stock split that occurred in April 2005.

New Accounting Pronouncements:

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections” which replaces Accounting Principles Board Opinion (“APB”) No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. SFAS No. 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 did not have an effect on the Company’s financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS No. 155 provides entities with relief from having to separately determine the fair value of an embedded derivative that would otherwise have to be bifurcated from its host contract in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 155 allows an entity to make an irrevocable election to measure such a hybrid financial instrument at fair value in its entirety, with changes in fair value recognized in earnings. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company believes that the adoption of SFAS No. 155 will not have a material impact on its financial statements.

In March 2006, the FASB issued SFAS No. 156, Accounting for Serving of Financial Assets an Amendment to FASB Statement No. 140. Once effective, SFAS No. 156 will require entities to recognize a servicing asset or liability each time they undertake an obligation to service a financial asset by entering into a serving contract in certain situations. This statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value and permits a choice of either the amortization or fair value measurement method for subsequent measurements. The effective date of this statement is for annual periods beginning after September 15, 2006, with earlier adoption permitted as the beginning of an entity’s fiscal year provided the entity has not issued any financial statements for that year. The Company does not believe that this pronouncement will have a material impact on its financial statements.

     In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the impact of the interpretation on its future results of operations and financial position.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value and applies to other accounting pronouncements that require or permit fair value measurements and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS No. 157 on its financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting For Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R).” The standard requires companies to recognize the funded status (plan obligations less the fair value of plan assets) of pension and other postretirement benefit plans on their balance sheets, effective for fiscal years ending after December 15, 2006. The statement will also require fiscal year-end measurements of plan assets and benefit obligations, effective for fiscal years ending after December 15, 2008. SFAS No. 158 will have no effect on the Company’s financial statements, as the Company does not maintain defined benefit pension or other postretirement plans.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, to address diversity in practice in quantifying financial statement misstatements and the potential for the build up of improper amounts on the balance sheet. SAB No. 108 identifies the approach that registrants should take when evaluating the effects of unadjusted misstatements on each financial statement, the circumstances under which corrections of misstatements should result in a revision to financial statements, and disclosures related to the correction of misstatements. SAB No. 108 is effective for any report for an interim period of the first fiscal year ending after November 16, 2006. The Company is currently evaluating the impact of adopting SAB No. 108 on its financial statements.

NOTE 2 - Stock-Based Compensation

The Company has granted options to purchase common stock to employees, consultants and outside directors under the Trulite, Inc. Stock Option Plan, as amended and restated (the “Plan”). A total of 3,110,805 shares are reserved for issuance, and as of September 30, 2006, 758,441 shares remained available for grant, under the Plan. Prior to January 1, 2006, the Company accounted for grants of options using the intrinsic value method under the recognition and measurement principles of Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees and related interpretations, and applied SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, for disclosure purposes only. Under APB No. 25, stock-based compensation cost related to stock options was not recognized in net income (loss) since the options granted under those plans had exercise prices greater than or equal to the market value of the underlying stock on the date of grant.

Effective January 1, 2006, the Company adopted SFAS No. 123R (revised 2004), Share-Based Payment, which revises SFAS No. 123 and supersedes APB No. 25. SFAS No. 123R requires that all share-based payments to employees be recognized in the financial statements based on their fair values at the date of grant. The calculated fair value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line method under SFAS No. 123R. The statement was adopted using the modified prospective method of application which requires compensation expense to be recognized in the financial statements for all unvested stock options beginning in the quarter of adoption. No adjustments to prior periods have been made as a result of adopting SFAS No. 123R. Under this transition method, compensation expense for share-based awards granted prior to January 1, 2006, but not yet vested as of January 1, 2006, and not previously amortized through the pro forma disclosures required by SFAS No. 123, will be recognized in the Company’s financial statements over their remaining service period. The cost was based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123. As required by SFAS No. 123R, compensation expense recognized in future periods for share-based compensation granted prior to adoption of the standard will be adjusted for the effects of estimated forfeitures.

For the three and nine months ended September 30, 2006, the total stock-based compensation expense recognized in our net loss was $45,372 and $477,159, respectively. Basic and diluted loss per common share was therefore $0.06 greater for the nine months ended September 30, 2006, than if the Company had continued to account for the stock-based compensation under APB 25. The impact to the Company’s loss per share for the three months ended September 30, 2006, was insignificant.

The total unrecognized compensation cost at September 30, 2006, relating to non-vested share-based compensation arrangements granted under the Plan, was $609,020. That cost is expected to be recognized over 3.8 years, with a weighted average period of 3.7 years.

During the first nine months of 2006, the Company granted options to purchase 2,271,965 shares of common stock under the Plan. With respect to 1,180,339 of these shares, the exercise price is $0.88 per common share, whereas the fair value of a share of common stock on the date of grant was $0.95. With respect to options to purchase the additional 1,091,626 shares of common stock, the exercise price is $1.00 per common share. 1,065,407 of these options were vested upon grant, whereas the remaining 1,206,558 vest over four years and have varying contractual lives ranging from four to seven years. For the nine months ended September 30, 2005, the Company granted 385,900 options to purchase shares of common stock with an exercise price of $0.88, whereas the fair value of a share of common stock on the date of grant was $0.18. All of these options vest over four years and have a seven year contractual life. The weighted average assumptions for the periods indicated are noted in the following table:

	Nine months ended September 30,
	2006	2005
Risk free rate	4.86%	4.10%
Expected life (in years)	3.47 years	4.75 years
Expected volatility	71%	85%
Expected dividends	$-	$-
Fair value	$0.5	$0.07

The Company estimates the fair value of stock options under SFAS No. 123R at the date of grant using a Black-Scholes-Merton valuation model, which is consistent with the valuation technique previously utilized to value options for the footnote disclosures required under SFAS No. 123. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected term (estimated period of time outstanding) of options granted in 2006 is based on the “simplified” method of estimating expected term for “plain vanilla” options allowed by SEC Staff Accounting Bulletin No. 107, and varies based on the vesting period and contractual term of the option. Expected volatility for options granted in 2006 is based on an evaluation of similar companies’ trading activity. The Company has not issued any cash dividends on its common stock.

The following summary presents information regarding outstanding options as of September 30, 2006, and the changes during the nine months then ended:

	Shares Under Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2006	466,692	$0.88
Granted	2,271,965	$0.94
Exercised	-	$-
Forfeited	(386,293)	$0.88
Outstanding at September 30, 2006	2,352,364	$0.94	5.24 years	$88,252
Vested or expected to vest at September 30, 2006	2,223,668	$0.93		86,779
Exercisable at September 30, 2006	1,075,578	$0.88	3.6 years	$74,240

No options were exercised during the nine months ended September 30, 2006 and 2005.

The following table provides the pro forma net loss attributable to common stock and net loss per common share had the Company applied the fair value method of SFAS No. 123 for the three and nine month periods ended September 30, 2005. The pro forma effects for the periods presented are not necessarily indicative of the pro forma effects in future years:

	Three Months September 30, 2005	Nine Months Ended Ended September 30, 2005

Net loss attributable to common stock, as reported	$(169,922)	$(676,488)
Add: Stock-based employee compensation expense
included in reported net loss	-	-
Deduct: Total stock-based employee compensation expense
determined under fair value based method	(1,065)	(2,045)
Pro Forma net loss attributable to common stock	$(170,987)	$(678,533)
Loss per share
Basic - as reported	$(0.05)	$(0.19)
Basic - pro forma	$(0.05)	$(0.19)
Loss per share
Diluted - as reported	$(0.05)	$(0.19)
Diluted - pro forma	$(0.05)	$(0.19)

NOTE 3 - Property and Equipment

Property and Equipment consists of the following:

	September 30, 2006	December 31, 2005

Office equipment	$40,887	$27,360
Manufacturing equipment	9,491	9,491
Test equipment	4,150	4,150
Total fixed assets	54,528	41,001
Accumulated depreciation	(18,535)	(7,963)
Property and equipment, net	$35,993	$33,038

NOTE 4 - Accounts Payable and Accrued liabilities

	September 30, 2006	December 31, 2005

Accounts payable	$82,616	$24,531
Accrued expenses	25,186	20,290
	$107,802	$44,821

NOTE 5 - Income taxes

Since inception, the Company has incurred net operating losses and, accordingly, no provision for current income taxes has been recorded in these financial statements. In addition, no benefit for income taxes has been recorded in respect of the net deferred tax assets as management believes it is more likely than not that the deferred tax assets will not be fully realizable. Accordingly, the Company has provided for a full valuation allowance against its net deferred tax assets at September 30, 2006 and December 31, 2005.

NOTE 6 - Research and Development Costs

Expenditures for research activities relating to product development and improvement are charged to expense as incurred. Such expenditures amounted to $301,304 and $61,844 for the quarters ended September 30, 2006 and September 30, 2005, respectively. The cumulative expenditures for the nine months ended September 30, 2006 and September 30, 2005 were $726,292 and $261,043, respectively.

NOTE 7 - Series A Preferred Stock

In May 2006, all of the Company’s 8% Cumulative Convertible Series A Preferred Stock was converted into the Company’s common stock.

The 8% Cumulative Convertible Series A Preferred Stock (“Series A Preferred Stock”) had a liquidation value of $1.00 per share plus dividends whether or not earned or declared from the issuance date thereof at the annual rate of eight percent (8%) (the “Preferred Dividends”) of $1.00 per share (the “Original Issue Price”), payable at the option of the Company in cash or in shares of Series A Preferred Stock. In addition, the Preferred Stock had preferential treatment in liquidation to all Common Stock and any other stock of the Company ranking junior to the Series A Preferred Stock. Accretion of cumulative dividends outstanding on these shares was $39,275 and $79,086 for the nine months ended September 30, 2006 and September 30, 2005, respectively.

Each share of Series A Preferred Stock was convertible at any time into common shares of the Company by dividing the original issue price by a conversion price as defined.

The Series A Preferred Stock was redeemable at the option of the majority holders in cash at $1.00 per share plus all accrued and unpaid Preferred Dividends on the fifth anniversary of the date of initial issuance or other events relating to change in 25% or more of the outstanding voting stock of the Company or a merger or consolidation as defined. Each holder of Series A Preferred Stock was entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock was convertible.

On May 2, 2006, 1,454,725 shares of Series A Preferred Stock were converted to 6,562,630 shares of common stock. In addition, the cumulative accreted dividends of $129,973 were converted to 291,361 shares of common stock.

Upon the conversion of the Series A Preferred Stock, the Company recorded a non-cash charge of $1,424,762 to reflect the deemed dividend on conversion in accordance with EITF Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock.” In addition, the Company recorded a non-cash charge of $161,388 to reflect the deemed dividend on conversion of accreted dividends. The total of the two “deemed dividends” was $1,586,150. The amount of charge is equal to the difference in the value at the time of exchange of the shares of common stock exchanged for the preferred stock minus the value of the shares that the holders of the preferred stock otherwise would have had the right to receive upon conversion of the preferred stock. The charge did not affect the Company’s reported revenue, operating income, net loss, assets, liabilities or stockholders’ (deficit) equity.

NOTE 8 - Notes Payable and Other Related Party Transactions

On August 1, 2006, Trulite subleased office space from Standard Renewable Energy Group, LLC, (“SREG”). SREG owns NewPoint Energy Solutions, LP (“NewPoint”), the owner of approximately 45% of the Company’s common stock. The monthly rent is $1,905 beginning August 1, 2006 with future rental commitment for a lease expiring in July 2007 of approximately $22,860.

On August 9, 2006, the Company incurred indebtedness of $250,000 pursuant to the terms of two $125,000 promissory notes. Under the terms of the first promissory note, the Company borrowed $125,000 from Contango Venture Capital Corporation, LLC (“CVCC”) which beneficially owns approximately 17.0% of the Company’s common stock. Under the terms of the second promissory note, the Company borrowed $125,000 from Standard Renewable Energy LP, also a wholly owned subsidiary of SREG. Both notes bear interest at a rate of 11.25% until February 8, 2007, at which time the rate will become the prime rate plus 3%. Both notes mature on May 1, 2007 and may be prepaid by the Company at any time without penalty.

On September 21, 2006, the Company incurred indebtedness of $250,000 pursuant to the terms of a promissory note to SREG.  The note bears interest at a rate of 11.25% until May 21, 2007, at which time the rate will become the prime rate plus 3%. The note matures on June 18, 2007, and may be prepaid by the Company at any time without penalty.

NOTE 9 - Stockholders’ Equity

Common Stock Split

In April 2005, the Company’s Board of Directors authorized a five-for-one split of the Company’s common stock. In conjunction with the stock split, the Company amended its certificate of incorporation to increase its authorized common stock to 20,000,000 shares and retained the par value of $0.0001 per share. Accordingly, all references to the number of common shares authorized and common shares issued and outstanding in the accompanying financial statements have been adjusted to reflect the effects of the common stock split on a retroactive basis.

Warrants:

The Company raised additional equity of $1,000,000 during April 2006 through the issuance of common stock for cash consideration of $1.00 per share. These issuances of common stock also included one year warrants to purchase an additional 1,000,000 shares of common stock of the Company at an exercise price of $1.50 per common share that shall expire on April 13, 2007. The value of the warrants is included in additional paid in capital.

During 2006 the Company also entered into two consulting agreements for investment banking services, under which the Company was required to issue 300,000 shares of restricted common stock and 400,000 five-year warrants to purchase the Company’s common stock at $3.00 per share. One of the agreements terminates on April 25, 2008, and the second terminates on June 30, 2008. The fair value of the warrants, utilizing the Black-Scholes method and assuming a risk-free interest rate of 4.97%, expected volatility of 77%, expected life of 5 years and no dividend yield, resulted in a fair value of $162,155, which was recorded as a component of general and administrative expense in the second quarter of 2006.

NOTE 10 - Commitments

Leases

Rent expense during the nine months ended September 30, 2006 and 2005, was $24,781 and $8,226, respectively. Rent expense is included in general and administrative expenses in the accompanying statements of operations.

As of September 30, 2006, total future rental commitments under operating leases (all of which expire in 2007) total approximately $32,745.

Other

As of September 30, 2006, the Company had employment agreements with certain employees that expire through 2007, under which the committed obligations totaled $222,500 at September 30, 2006.

On June 1, 2006, the Company entered into a consulting agreement for product development that expires on December 31, 2006, with Mr. Ken Pearson. Mr. Pearson will be paid $9,583 per month for the term of the agreement and received a one time bonus of $15,000 in June 2006. In addition, Mr. Pearson was also granted options to purchase 315,000 common shares at $1.00 per share. In December 2006, Mr. Pearson was also awarded a $15,000 performance bonus and an option to purchase an additional 40,000 common shares. The agreement provides that if Mr. Pearson is terminated without cause or he terminates for good reason (as such terms are defined in the consulting agreement) he will be entitled to receive his base salary for six months following such termination and his unexercised stock options will continue to vest for twelve months following such termination.

On August 7, 2006, the Board of Directors of the Company appointed Mr. Jonathan Godshall as President and Chief Executive Officer of the Company. In connection with entering into a one-year employment agreement with Mr. Godshall, the Company terminated the consulting agreement entered into with Mr. Godshall on June 15, 2006. Under the employment agreement, Mr. Godshall will receive an annual base salary of $120,000, provided that such salary will increase to $200,000 per year upon the earlier of (1) November 30, 2006 or (2) the completion of a financing round. Mr. Godshall will develop a cash incentive bonus plan by February 7, 2007 and submit such plan to the Board for approval. The employment agreement provides that if Mr. Godshall is terminated without cause or he terminates for good reason (as such terms are defined in the employment agreement) he will be entitled to receive his base salary for six months following such termination and his unexercised stock options will continue to vest for twelve months following such termination. In addition, if the Company does not renew the employment agreement at the end of the one-year term, Mr. Godshall will be entitled to receive his base salary for four months.

On August 7, 2006, the Board granted Mr. Godshall a stock option to acquire 676,626 shares of Company common stock, at an exercise price of $1.00 per share and which vests 25% each year with the first year starting one year after the date of employment as a consultant which was June 15, 2006. The stock option expires on August 7, 2013. In addition, Mr. Godshall’s employment agreement provides that the Board will grant him additional stock options to acquire a number of shares equal to 5% of any new stock issued and any new stock options granted after August 7, 2006, such grant to occur on the earlier of (1) December 31, 2006 and (2) the completion of a financing round. The exercise price of such stock options will be the fair market value on the date of grant, and the vesting terms of such stock options will be the same as described above with respect to Mr. Godshall’s stock option to acquire 676,626 shares. All of such stock options will automatically vest upon a change in control, merger or buyout of the Company.

NOTE 11 - Net Loss Per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Numerator:
Net loss	$(730,220)	$(140,837)	$(2,629,183)	$(597,402)
Increases to Net Loss:
Preferred dividends	-	(29,085)	(39,275)	(79,086)
Deemed dividend on conversion of preferred stock to common stock	-	-	(1,586,150)	-
Net loss attributable to common stock	$(730,220)	$(169,922)	$(4,254,608)	$(676,488)

Denominator
Basic earnings per share - weighted average common shares outstanding	11,785,491	3,631,500	8,247,825	3,599,323
Weighted-average dilutive effect of stock-based awards and common stock issuable upon conversion of preferred stock, net of assumed repurchase of treasury stock	-	-	-	-
Fully-diluted earnings per share - weighted average common shares outstanding	11,785,491	3,631,500	8,247,825	3,599,323
Net loss per common share
Basic and diluted	$(0.06)	$(0.04)	$(0.32)	$(0.17)
Preferred and deemed dividends	-	(0.01)	(0.20)	(0.02)
Attributable to common stock	$(0.06)	$(0.05)	$(0.52)	$(0.19)

Basic and diluted net loss per share for the nine months ended September 30, 2006, and 2005 is the same since the effect of all common stock equivalents are antidilutive to the Company’s net loss in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share.

The following weighted average securities are not included in the computation of diluted loss per share as their effect would have been anti-dilutive:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Common stock options	2,134,388	377,048	1,430,351	225,588
Common stock warrants	1,400,000	-	846,886	-
8% cumulative convertible
series A preferred stock	-	1,454,725	650,097	910,849

NOTE 12 - Subsequent Events

On October 26, 2006, the Company incurred indebtedness of $250,000 pursuant to the terms of a promissory note with SREG. The note bears interest at a rate of 11.25% until April 24, 2007, at which time the rate will become the prime rate plus 3%. The note matures on July 22, 2007 and may be prepaid by the Company at any time without penalty.

On November 22, 2006, the Company incurred indebtedness of $400,000 pursuant to the terms of a promissory note with CVCC. The note bears interest at a rate of 11.25% until April 24, 2007, at which time the rate will become the prime rate plus 3%. The note matures on July 22, 2007 and may be prepaid by the Company at any time without penalty.

On November 28, 2006, the Company incurred indebtedness of $100,000 pursuant to the terms of a promissory note with SREG. The note bears interest at a rate of 11.25% until April 24, 2007, at which time the rate will become the prime rate plus 3%. The note matures on July 22, 2007 and may be prepaid by the Company at any time without penalty.

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS (RESTATED)

FOR THE YEAR ENDED DECEMBER 31, 2005
AND
FOR THE PERIOD FROM INCEPTION
(JULY 15, 2004) THROUGH DECEMBER 31, 2004

12 Greenway Plaza, Suite 1202
Houston, Texas 77046-1289
Phone 713-561-6500
Fax 713-968-7128
Web www.uhy-us.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Trulite, Inc.
Houston, Texas

We have audited the accompanying balance sheets of Trulite, Inc., (a development stage company) (the “Company”) as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2005 and for the period from inception (July 15, 2004) through December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trulite, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the year ended December 31, 2005 and for the period from inception (July 15, 2004) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred significant losses and negative cash flows from operations since inception. Those conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to those matters also are described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As more fully described in Note B, the financial statements for the period from inception (July 15, 2004) through December 31, 2004, and for the year ended December 31, 2005, have been restated for the correction of certain errors.

Houston, Texas
May 16, 2006

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS (RESTATED)

	December 31,
	2005	2004
	Restated	Restated
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$235,982	$126,465
Due from affiliate	23,773	-
Accounts receivable - affiliate (net of allowance for doubtful accounts of $0)	16,667	2,700
Patent applications fees	19,843	6,465
Prepaid expenses and other current assets	7,844	6,916
TOTAL CURRENT ASSETS	304,109	142,546

PROPERTY AND EQUIPMENT
Equipment	41,001	11,250
Less: accumulated depreciation	7,963	1,140
NET PROPERTY AND EQUIPMENT	33,038	10,110

TOTAL ASSETS	$337,147	$152,656

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accrued expenses	$44,821	$37,603
Accounts payable - affiliate	-	11,845
TOTAL CURRENT LIABILITIES	44,821	49,448

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY
8% Cumulative Convertible, Series A Preferred stock; $0.0001 par value, 1,500,000 shares authorized, 1,454,725 and 320,000 shares issued and outstanding as of December 31, 2005 and December 31, 2004, respectively. Liquidation value of $1.00 per share plus preferred dividend per share of $0.0623 and $0.0207 as of December 31, 2005 and December 31, 2004, respectively. (Aggregate liquidation value of $1,545,354 and $326,624 as of December 31, 2005 and December 31, 2004, respectively)	90,843	6,656
Common stock; $0.0001 par value, 20,000,000 shares authorized, 3,631,500 and 3,306,150 shares issued and outstanding as of December 31, 2005 and December 31, 2004, respectively	363	330
Additional paid-in-capital	1,905,094	974,244
Deficit accumulated during the development stage	(1,703,974)	(878,022)
TOTAL STOCKHOLDERS’ EQUITY	292,326	103,208

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$337,147	$152,656

See accompanying notes to financial statements.

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS (RESTATED)

	Year Ended December 31, 2005	Period from Inception (July 15, 2004) through December 31, 2004	Cumulative Amounts July 15, 2004 (Inception) through December 31, 2005
	Restated	Restated	Restated

SALES	$16,667	$1,750	$18,417

COST OF SALES	12,216	650	12,866

GROSS MARGIN	4,451	1,100	5,551

OPERATING EXPENSES
Research and development	410,958	713,109	1,124,067
Depreciation	6,823	1,140	7,963
General and administrative	412,877	164,873	577,750
TOTAL OPERATING EXPENSES	830,658	879,122	1,709,780

OPERATING LOSS	(826,207)	(878,022)	(1,704,229)

OTHER INCOME (EXPENSE)
Interest expense	(663)	-	(663)
Interest income	5,329	-	5,329
Other	(4,411)	-	(4,411)
TOTAL OTHER INCOME (EXPENSE)	255	-	255

LOSS BEFORE INCOME TAXES	(825,952)	(878,022)	(1,703,974)

INCOME TAXES	-	-	-

NET LOSS	(825,952)	(878,022)	$(1,703,974)

PREFERRED DIVIDENDS	(84,074)	(6,624)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(910,026)	$(884,646)

NET LOSS PER COMMON SHARE:
Basic	$(0.25)	$(0.28)
Diluted	$(0.25)	$(0.28)

WEIGHTED AVERAGE COMMON SHARES:
Basic	3,606,542	3,157,001
Diluted	3,606,542	3,157,001

See accompanying notes to financial statements.

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE CUMULATIVE PERIOD FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2005 (RESTATED)

	8% Cumulative Convertible Series A Preferred Stock		Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total
	Shares	Amount	Shares	Amount

Cash issuances
July 28, 2004, 100,000 shares @ $1.00 per share	100,000	$10	-	$-	$99,990	$-	$100,000
November 5, 2004, 190,000 shares @ $1.00 per share	190,000	19	-	-	189,981	-	190,000
November 12, 2004, 10,000 shares @ $1.00 per share	10,000	1	-	-	9,999	-	10,000

Non cash issuances
July 22, 2004, 20,000 shares @ $1.00 per share for acquisition of Trulite Technology, LC based on fair value of the stock	20,000	2	-	-	19,998	-	20,000
July 22, 2004, 592,460 shares @ $1.00 per share for acquisition of Trulite Technology, LC based on fair value of the stock (post stock split, 2,962,300 shares) (see Note H)	-	-	2,962,300	296	592,164	-	592,460
July 28, 2004, 68,770 shares @ $1.00 per share for management services based on fair value of services received (post stock split, 343,850 shares) (see Note H)	-	-	343,850	34	68,736	-	68,770
Accretion of dividends on 8% cumulative convertible Series A preferred stock	-	6,624	-	-	(6,624)	-	-
Net loss, period from inception (July 15, 2004) through December 31, 2004 (Restated)	-	-	-	-	-	(878,022)	(878,022)
Balances, December 31, 2004	320,000	6,656	3,306,150	330	974,244	(878,022)	103,208

Cash issuances
February 1, 2005, 200,000 shares @ $1.00 per share	200,000	20	-	-	199,980	-	200,000
June 1, 2005, 934,725 shares @ $0.802375 per share	934,725	93	-	-	749,907	-	750,000
Non cash issuances
January 28, 2005, 65,070 shares @ $1.00 per share for management services based on fair value o f services received (post stock split, 325,350 shares) (see Note H)	-	-	325,350	33	65,037	-	65,070

Accretion of dividends on 8% cumulative convertible Series A preferred stock	-	84,074	-	-	(84,074)	-	-
Net loss for the year ended December 31, 2005 (Restated)	-	-	-	-	-	(825,952)	(825,952)

Balances, December 31, 2005	1,454,725	$90,843	3,631,500	$363	$1,905,094	$(1,703,974)	$292,326

See accompanying notes to financial statements.

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS (RESTATED)

	Year Ended December 31, 2005	Period from Inception (July 15, 2004) through December 31, 2004	Cumulative Amounts July 15, 2004 (Inception) through December 31, 2005
	Restated	Restated	Restated

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(825,952)	$(878,022)	$(1,703,974)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,823	1,140	7,963
Management fees	65,070	68,770	133,840
Research and development expenses	-	606,798	606,798
Effect of changes in operating assets and liabilities (net of effects of acquisition of Trulite Technology, LC for the period from inception (July 15, 2004) through December 31, 2004):
Due from affiliate	(23,773)	-	(23,773)
Accounts receivable	(13,967)	(2,700)	(16,667)
Patent application fees	(13,378)	(6,465)	(19,843)
Prepaid expenses and other current assets	(928)	(451)	(1,379)
Grants receivable	-	850	850
Accrued expenses	7,218	29,494	36,712
Accounts payable - affiliate	(11,845)	11,845	-
NET CASH USED IN OPERATING ACTIVITIES	(810,732)	(168,741)	(979,473)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(29,751)	(4,794)	(34,545)
NET CASH USED IN INVESTING ACTIVITIES	(29,751)	(4,794)	(34,545)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of preferred stock	950,000	300,000	1,250,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	950,000	300,000	1,250,000

NET INCREASE IN CASH AND CASH EQUIVALENTS	109,517	126,465	235,982

CASH AND CASH EQUIVALENTS, Beginning of period	126,465	-	-

CASH AND CASH EQUIVALENTS, End of period	$235,982	$126,465	$235,982

NON CASH INVESTING AND FINANCING ACTIVITIES
Stock issued for acquisition of Trulite Technology, LC:
8% Cumulative Convertible Series A Preferred Stock	$-	$20,000	$20,000
Common stock	-	592,460	592,460

	$-	$612,460	$612,460

Common stock issued for management services	$65,070	$68,770	$133,840

Cash paid for interest	$663	$-	$663

See accompanying notes to financial statements.

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE A - NATURE OF OPERATIONS

Trulite, Inc. (the “Company”) was incorporated on July 15, 2004 in the State of Delaware. The Company is a development stage entity and is primarily engaged in the development of compact, lightweight hydrogen generators for fuel cell systems.

For the year ending December 31, 2005 and for the period from inception (July 15, 2004) through December 31, 2004, the Company did not have significant revenues. The Company has no significant operating history as of December 31, 2005. The accompanying financial statements have been prepared assuming the Company will continue as a going concern. During the year ended December 31, 2005, management raised additional equity financing to fund operations and to provide additional working capital. However, there is no assurance that such financing will be in amounts sufficient to meet the Company’s needs.

The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Effective February 22, 2006, the Company’s Form 10-SB/A (General Form for Registration of Securities of Small Business Issuers) was deemed effective with the United States Securities and Exchange Commission.

NOTE B - RESTATEMENT OF FINANCIAL STATEMENTS

Subsequent to the issuance of the financial statements for the period from inception (July 15, 2004) through December 31, 2004, and for the year ended December 31, 2005, management of the Company determined that certain purchased research and development items acquired from the purchase of Trulite Technology, LC, were incorrectly recorded as an intangible asset (unpatented technology) subject to amortization. Such amounts should have been recognized as an expense in the period of purchase. Accordingly, the financial statements for the period from inception (July 15, 2004) through December 31, 2004, and for the year ended December 31, 2005 have been restated to properly reflect the elimination of this intangible asset and the related amortization. There were no income tax effects from this restatement.

The effect of correcting this error on the Company’s previously issued financial statements for the year ended December 31, 2005 and for the period from inception (July 15, 2004) through December 31, 2004 is as follows:

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE B - RESTATEMENT OF FINANCIAL STATEMENTS (Continued)

Balance Sheet as of December 31, 2005:

	Previously Reported	Increase (Decrease)	Restated

Other assets
Unpatented technology	$606,798	$(606,798)	$-
Less accumulated amortization	91,020	(91,020)	-

	515,778	(515,778)	-

Total assets	852,925	(515,778)	337,147

Stockholders’ equity, deficit accumulated during the development stage	(1,188,196)	515,778	(1,703,974)

Total Stockholders’ equity	808,104	(515,778)	292,326

Total liabilities and Stockholders’ equity	852,925	(515,778)	337,147

Statement of Operations for the Year Ended December 31, 2005:

	Previously Reported	Increase (Decrease)	Restated

Operating expenses, depreciation	$67,503	$(60,680)	$6,823

Total operating expenses	891,338	(60,680)	830,658

Operating loss	(886,887)	(60,680)	(826,207)

Loss before income taxes	(886,632)	(60,680)	(825,952)

Net loss	(886,632)	(60,680)	(825,952)

Net loss attributable to common shareholders	(970,706)	(60,680)	(910,026)

Net loss per common share:
Basic	(0.28)	(0.03)	(0.25)
Diluted	(0.28)	(0.03)	(0.25)

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE B - RESTATEMENT OF FINANCIAL STATEMENTS (Continued)

Statement of Operations for the Year Ended December 31, 2005 - Cumulative Amounts July 15, 2004 (Inception) through December 31, 2005:

	Previously Reported	Increase (Decrease)	Restated

Operating expenses
Research and development	$517,269	$606,798	$1,124,067

Depreciation	98,983	(91,020)	7,963

Total operating expenses	1,194,002	515,778	1,709,780

Operating loss	(1,188,451)	515,778	(1,704,229)

Loss before income taxes	(1,188,196)	515,778	(1,703,974)

Net loss	(1,188,196)	515,778	(1,703,974)

Balance Sheet as of December 31, 2004:

	Previously Reported	Increase (Decrease)	Restated

Other assets
Unpatented technology	$606,798	$(606,798)	$-
Less accumulated amortization	30,340	(30,340)	-

	576,458	(576,458)	-

Total assets	729,114	(576,458)	152,656

Stockholders’ equity, deficit accumulated during the development stage	(301,564)	576,458	(878,022)

Total Stockholders’ equity	679,666	(576,458)	103,208

Total liabilities and Stockholders’ equity	729,114	(576,458)	152,656

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE B - RESTATEMENT OF FINANCIAL STATEMENTS (Continued)

Statement of Operations for the Period from Inception (July 15, 2004) through December 31, 2004 and Cumulative Amounts from Inception (July 15, 2004) through December 31, 2004:

	Previously Reported	Increase (Decrease)	Restated

Operating expenses
Research and development	$106,311	$606,798	$713,109
Depreciation	31,480	(30,340)	1,140

Total operating expenses	302,664	576,458	879,122

Operating loss	(301,564)	576,458	(878,022)

Loss before income taxes	(301,564)	576,458	(878,022)

Net loss	(301,564)	576,458	(878,022)

Net loss attributable to common Shareholders	(308,188)	576,458	(884,646)

Net loss per common share:
Basic	(0.09)	0.19	(0.28)
Diluted	(0.09)	0.19	(0.28)

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents: Cash and cash equivalents include short-term investments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts: Accounts receivable are reported at outstanding principal less allowance for doubtful accounts. Earnings are charged with a provision for doubtful accounts based on a current review of the collectibility of the accounts. Accounts deemed uncollectible are applied against the allowance for doubtful accounts.

As of and for the year ended December 31, 2005, all of the Company’s sales and accounts receivables were from an affiliated entity.

Concentrations of Credit Risk: The Company maintains cash balances at a financial institution which at times exceeds federally insured amounts. The Company has not experienced any material losses in such accounts.

Revenue Recognition: Revenue from sales is recognized on delivery.

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment: Property and equipment is carried at cost. The Company depreciates property and equipment using the straight-line method over the estimated useful lives of the related assets ranging from 3 to 7 years. Maintenance and repairs are charged to expense as incurred and expenditures for major improvements are capitalized. Gains and losses from retirement or replacement of property and equipment are included in operations.

Depreciation expense was $6,823 and $1,140 for the year ended December 31, 2005 and for the period from inception (July 15, 2004) through December 31, 2004, respectively.

Impairment of Long-Lived Assets: The Company reviews the recoverability of its long-lived assets, such as property and equipment, when events or changes in circumstances occur that indicate the carrying value of the asset or asset group may not be recoverable. The assessment of possible impairment is based on the Company’s ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value.

Income Taxes: The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The realizability of deferred tax assets are evaluated annually and a valuation allowance is provided if it is more likely than not that the deferred tax assets will not give rise to future benefits in the Company’s tax returns.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation Plan: The Company accounts for stock-based employee compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”) and related interpretations in accounting for its stock-based compensation arrangements as opposed to the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, no compensation expense is recognized if the exercise price of the Company’s employee stock options equals or exceeds the market price of the underlying stock on the date of grant.

Pro forma information is required by SFAS No. 123 to reflect the estimated effect on net income as if the Company had accounted for the stock option grants using the fair value method described in that statement. Fair value was estimated at the date of grants using the Black-Scholes Valuation Model, computed by (a) the estimated current price of the stock reduced to exclude the present value of any expected dividends during the option’s life minus (b) the present value of the exercise price, with the following assumptions being used: risk-free interest rate of 5.4%, dividend yield of zero, expected lives of four years and expected volatility of 48%. The fair value of the Company’s stock option grants during the year ended December 31, 2005 is not considered significant.

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following table illustrates the effect on the net loss and earnings per share if the fair value based method had been applied.

	Year Ended December 31, 2005	Period from Inception (July 15, 2004) through December 31, 2004
Net loss attributable to common shareholders as reported	$(910,026)	$(884,646)

Less: Stock-based employee compensation expense included in reported net loss, net of related tax effects	-	-

Add: Total stock-based employee compensation expense determined under fair value based method net of related tax effects	-	-

Pro forma net loss	$(910,026)	$(884,646)

Loss per share:
Basic - as reported	$(0.25)	$(0.28)

Basic - pro forma	$(0.25)	$(0.28)

Diluted - as reported	$(0.25)	$(0.28)

Diluted - pro forma	$(0.25)	$(0.28)

New Accounting Pronouncement: In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R (“FAS-123R), Share-Based Payment, which is a revision of Statement of Financial Accounting Standards No. 123 (“FAS-123), Accounting for Stock-Based Compensation. In addition to requiring supplemental disclosures, FAS-123R addresses the accounting for share-based payment transactions in which a company receives goods or services in exchange for (a) equity instruments of the company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. FAS-123R focuses primarily on accounting for transactions in which a company obtains employee services in share-based payment transactions. The Statement eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25 (“APB-25”), Accounting for Stock Issued to Employees, and generally requires that such transactions be accounted for using a fair value based method. Accordingly, proforma disclosure is no longer an alternative.

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Under FAS-123R, nonpublic entities, including those that become public entities after June 15, 2005, that used the minimum value method of measuring equity share options and similar instruments for either recognition or pro forma disclosure purposes under Statement 123 shall apply this Statement prospectively to new awards and to awards modified, repurchased, or cancelled after the required effective date. Those entities shall continue to account for any portion of awards outstanding at the date of initial application using the accounting principles originally applied to those awards (either the minimum value method under Statement 123 or the provisions of Opinion 25, and its related interpretive guidance).

As of the required effective date, the Company will adopt the provisions of FAS-123R using the modified prospective application method. The modified prospective application method applies to new awards and to awards modified, repurchased or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or proforma disclosures under Statement 123.

NOTE D - BUSINESS COMBINATION

On July 22, 2004, the Company completed the purchase of Trulite Technology, LC, a privately held Utah manufacturer of fuel cells at an aggregate purchase price of $612,460, by issuing to the owners of Trulite Technology, LC 20,000 shares of Trulite, Inc.’s 8% cumulative convertible Series A preferred stock and 592,460 shares of Trulite, Inc.’s common stock (2,962,300 shares of common stock, post stock split) (see Note H). This purchase according to management was made by an unrelated third party investor (Trulite Energy Partners, L.P. that was represented by Contango Capital Partnership Management LLC) in an arms length transaction. Contango Capital Partnership management had previously made investments in two other fuel cell companies, had expertise in the alternate energy market and was a sophisticated investor. The management of Trulite Technology, LC, who were also the principal shareholders, prepared a valuation analysis using their knowledge of the industry to project a cash flow stream for the business and determined a value that approximated the offer being made by the new investors. This valuation analysis projected cash flows for the next three years based on projected unit sales, planned unit pricing, calculated unit costs (which decline over time), projected selling, general and administrative expenses and research and development expenses. The valuation also projected working capital requirements for the three year period. The net present value of the cash flow stream was calculated using a 33% discount rate. The management realized that Trulite Technology, LC had an immediate need for additional funding to continue the development and commercialization of their products. Management used the various evidence as noted above to ascertain an appropriate value for the Stock.

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE D - BUSINESS COMBINATION (Continued)

The allocation of the aggregate acquisition cost to the assets acquired and liabilities assumed based on fair values, was as follows:

Grants receivable	$850
Equipment	6,456
Current assets	6,465
Purchased research and development	606,798
Total assets acquired	620,569

Accounts payable	(6,675)
Accrued expenses	(1,434)
Total liabilities assumed	(8,109)

Net assets acquired	$612,460

The purchased research and development was expensed immediately following the acquisition of Trulite Technology, LC as it was determined to have no alternative future use. At the time of the purchase in 2004, the Company was developing several different products and technologies concurrently. While several of those technologies have continued to be developed and have value, they have not yet been commercialized. As a result, the management of the Company did not have a good method for ascribing a value to the purchased research and development, and management made the decision to expense the purchased research and development.

NOTE E - INCOME TAXES

Since inception, the Company has incurred net operating losses and, accordingly, no provision for current income taxes has been recorded in these financial statements. In addition, no benefit for income taxes has been recorded in respect of the net deferred tax assets, which principally comprises the benefit of the net operating loss carryforward of approximately $579,000 and $299,000 as of December 31, 2005 and 2004, respectively, as management believes it is more likely than not that the deferred tax assets will not be fully realizable. Accordingly, the Company has provided for a full valuation allowance against its net deferred tax assets at December 31, 2005 and 2004. During the year ended December 31, 2005, the valuation allowance for net deferred tax assets increased by approximately $280,000.

As of December 31, 2005, the Company has a net operating loss carryforward of approximately $1,704,000 which will expire in the years 2024 and 2025 if not utilized earlier.

NOTE F - RESEARCH AND DEVELOPMENT COSTS

Expenditures for research activities relating to product development and improvement are charged to expense as incurred. Such expenditures amounted to $410,958 for the year ended December 31, 2005 and $713,109 for the period from inception (July 15, 2004) through December 31, 2004 (inclusive of purchased research and development of $606,798).

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE G - SERIES A PREFERRED STOCK

The 8% Cumulative Convertible Series A Preferred Stock (“Series A Preferred Stock”) has a liquidation value of $1.00 per share plus dividends whether or not earned or declared from the issuance date thereof at the annual rate of eight percent (8%) (the “Preferred Dividends”) of $1.00 per share (the “Original Issue Price”), payable at the option of the Company in cash or in shares of Series A Preferred Stock. In addition, the Preferred Stock has preferential treatment in liquidation to all Common Stock and any other stock of the Company ranking junior to the Series A Preferred Stock. Accretion of cumulative dividends outstanding on these shares was $84,074 and $6,624 during the year ended December 31, 2005 and for the period from inception (July 15, 2004) through December 31, 2004, respectively.

Each share of Series A Preferred Stock is convertible at any time into common shares of the Company by dividing the original issue price by a conversion price as defined. 520,000 shares of Series A Preferred Stock are convertible into common shares on a five for one basis due to the subsequent common stock split (see Note H).

The Series A Preferred Stock is redeemable at the option of the majority holders in cash at $1.00 per share plus all accrued and unpaid Preferred Dividends on the fifth anniversary of the date of initial issuance or other events relating to change in 25% or more of the outstanding voting stock of the Company or a merger or consolidation as defined.

Each holder of Series A Preferred Stock is entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock is convertible.

NOTE H - RELATED PARTY TRANSACTIONS

During the year ended December 31, 2005, all sales were to an entity affiliated to Contango Capital Partners, LP (a preferred stockholder of the Company). Accounts receivable from this affiliated entity amounted to $16,667 and is included in accounts receivable in the accompanying balance sheet as of December 31, 2005.

As consideration for certain administrative services performed, the Company issued 65,070 and 68,770 shares of its common stock to Contango Capital Partners, LP in January 2005 and July 2004, respectively, (325,350 and 343,850 shares of common stock, post stock split) (see Note H). The Company based the value of these common shares upon the hours spent providing such services at hourly rates commonly paid for these types of services.

During the year ended December 31, 2005, the Company advanced certain funds to an affiliated entity. These advances were on a non-interest basis with no fixed terms of repayment, and amounted to $23,773 as of December 31, 2005.

During the period from inception (July 15, 2004) through December 31, 2004, the Company paid a fee of $25,000 to Contango Capital Partnership Management, LLC (a related party) for services provided in connection with the capital formation of the Company. As of December 31, 2004, the amount payable to Contango Capital Partnership Management, LLC was $11,845. This liability was repaid in full in 2005.

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE I - COMMON STOCK SPLIT

In April 2005, the Company’s Board of Directors authorized a five-for-one split of the Company’s common stock. In conjunction with the stock split, the Company amended its certificate of incorporation to increase its authorized common stock to 20,000,000 shares and retained the par value of $0.0001 per share. Accordingly, all references to the number of common shares authorized and common shares issued and outstanding in the accompanying financial statements have been adjusted to reflect the effects of the common stock split on a retroactive basis.

NOTE J - COMMON STOCK OPTIONS

In March 2005, the Company established the Trulite, Inc. Stock Option Plan (the “Plan”). The Plan is administered by the Board of Directors (the “Board”) of the Company or a committee of the Board and provides for the grant of 1,721,665 shares of the Company’s common stock to eligible employees, directors, consultants and advisors as non-qualified stock options or incentive stock options. Option exercise price, number of options, duration and time of exercise are as determined by the Board except that incentive stock options are to be granted within ten years from date of adoption of the Plan and incentive stock options must be exercised no later than seven years from date of grant. During the year ended December 31, 2005, the Company granted incentive stock options to certain employees and officers for 446,692 shares of its common stock at an exercise price of $0.88 per share, as adjusted to reflect the five-for-one split of the Company’s common stock. These options vest over a four year period from date of grant and in accordance with the terms of the Plan expire in seven years from date of grant.

No options were forfeited during the year ended December 31, 2005. As of December 31, 2005, the Company had options outstanding on 446,692 shares, none of which were exercisable, at an average remaining contractual life of 6.49 years at a weighted average exercise price of $0.88 per share.

NOTE K - COMMITMENTS

Leases

Rent expense during the year ended December 31, 2005 was $10,925 and $1,958 for the period from inception (July 15, 2004) through December 31, 2004 and is included in general and administrative expenses in the accompanying statements of operations.

As of December 31, 2005, future rental commitment for a lease expiring in May 2006 is approximately $7,000.

Employment Agreements

As of December 31, 2005, the Company had employment agreements with certain employees that expire through 2007, under which the total obligations were approximately $279,000.

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE L - NET LOSS PER SHARE
	Year Ended December 31, 2005	Period from Inception (July 15, 2004) through December 31, 2004
Numerator:
Net loss per statements of operations	$(825,952)	$(878,022)

Increase net loss by:
Accretion of preferred dividends	(84,074)	(6,624)

Net loss applicable to common stockholders	$(910,026)	$(884,646)

Denominator:
Denominator for basic earnings per share - weighted average shares outstanding	3,606,542	3,157,001

Effect of potentially dilutive common shares:
Convertible preferred stock	-	-

Denominator for diluted earnings per share - weighted average shares outstanding	3,606,542	3,157,001

Basic loss per share	$(0.25)	$(0.28)

Diluted loss per share	$(0.25)	$(0.28)

Basic and diluted net loss per share for the year ended December 31, 2005 and from the period from inception (July 15, 2004) through December 31, 2004 is the same since the effect of all common stock equivalents is antidilutive to the Company’s net loss in accordance with Statement of Financial Accounting Standard 128, Earnings per Share.

The following securities were not included in the computation of diluted loss per share as its effect would have been anti-dilutive:
	Year Ended December 31, 2005	Period from Inception (July 15, 2004) through December 31, 2004
8% Cumulative Convertible, Series A Preferred Stock	3,435,725	1,600,000

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE M - SUBSEQUENT EVENTS

In January 2006, the Company granted options for 5,000 shares to a consultant at an exercise price of $0.88 per share. These options vest over four years and expire in seven years,

In March 2006 the Company entered into an employment agreement with an executive. Under the terms of this agreement the Company will pay the executive an annual salary of $65,000 up to January 1, 2007, after which date the executive’s employment converts to a month to month relationship with the Company. The executive was also granted an option to purchase 699,302 fully vested shares of the Company’s common stock at an exercise price of $0.88 per share on April 13, 2006 which expire April 3, 2010.

In March 2006, the Company entered into a consulting agreement for investment banking services. Under the terms of this agreement, in exchange for investment banking services, the Company is required to issue 250,000 shares of restricted common stock and 250,000 five year warrants to purchase the Company’s common stock at an exercise price of $3 per share.

In March 2006, the Company amended its Stock Option Plan and increased the number of shares allowed for grant as options by 1,389,140 shares. Options totaling 1,175,339 (inclusive of the options for 699,303 shares mentioned above) were granted by the Company in April 2006.

In April 2006, the Company declared a dividend of $129,973 on the 8% Cumulative Convertible, Series A Preferred Stock. This dividend is payable in the Company’s common stock.

In April 2006, the Company entered into a consulting agreement for investment banking services. Under the terms of this agreement, in exchange for investment banking services, the Company is required to issue 50,000 shares of its restricted common stock and 150,000 five year warrants to purchase the Company’s common stock at an exercise price of $3 per share.

The Company raised additional equity of $1,000,000 during April 2006 through issuance of its common stock for cash consideration of $1.00 per share. These issuances of common stock also included one year warrants to purchase an additional 1,000,000 shares of common stock of the Company at an exercise price of $1.50 per common share that shall expire on April 13, 2007.

In May 2006, the Company granted 100,000 options at an exercise price of $1.00 per share to certain officers and directors. These options vest over a four year period that expires May 2013.

In May 2006, all of the preferred stockholders agreed to convert their shares of Series A Preferred Stock to Common shares of the Company.

PART II

Information Not Required in Prospectus

Item 24. Indemnification of Officers and Directors.

The following certificate of incorporation and statute provisions are the only charter and statute provisions, by-laws, contracts or other arrangements known to the registrant that insure or indemnify a controlling person, director or officer of the registrant in any manner against liability which he or she may incur in his or her capacity as such.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Company’s Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director's duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Item 25. Other Expenses of Issuance and Distribution.

Type of Expense	Amount of Anticipated Expense
Legal Fees	$15,000
Audit and Related Accounting Fees	$10,000
Printing Costs	$1,500
Miscellaneous Fees and Expenses	$1,000
Total Expenses	$27,500

Item 26. Recent Sales of Unregistered Securities.

On April 13, 2006, pursuant to Rule 504 of Regulation D promulgated under the Securities Act, Trulite issued 1,000,000 shares of Common Stock and 1,000,000 warrants to purchase Common Stock, at an exercise price of $1.50 per share, to 12 accredited investors for an aggregate purchase price of $1,000,000.

In addition, in April 2006, the Company issued 300,000 shares of Common Stock and warrants to purchase 400,000 shares of Common Stock at an exercise price of $3.00 per share to Jelco and Boru, pursuant to each of their consulting agreements.

All purchasers of the Company’s securities represented in writing that they were accredited investors and acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

Item 27. Exhibits.

Number	Description
3.1(1)	Certificate of Incorporation
3.2(1)	Certificate of Amendment to the Certificate of Incorporation
3.3(1)	Bylaws
3.4(1)	Application of Certificate of Authority (Texas)
4.1(1)	Certificate of Designation of the 8% Cumulative Convertible Preferred Stock, Series A
4.2(1)	Certificate of Amendment to the Certificate of Designation of the 8% Cumulative Convertible Preferred Stock, Series A, as amended
5.1(2)	Opinion of Feldman Weinstein
5.2(3)	Opinion of Jackson Walker L.L.P.
10.1(1)	Employment Agreement of John Sifonis
10.2(1)	April 2005 Option Agreement of John Sifonis
10.3(1)	October 2005 Option Agreement of John Sifonis
10.4(1)	Employment Agreement of Kevin Shurtleff
10.5(1)	Employment Agreement of Jerry Metz
10.6(1)	April 2005 Option Agreement of Jerry Metz
10.7(1)	October 2005 Option Agreement of Jerry Metz
10.8(1)	Employment Agreement of James A. Longaker
10.9(1)	July 2005 Option Agreement of James A. Longaker
10.10(1)	Employment Agreement of Eric Ladd
10.11(1)	Trulite, Inc. Stock Option Plan
10.12(1)	Contribution Agreement
10.13(1)	Waiver Agreement
10.14(1)	Preferred Stock Purchase Agreement
10.15(1)	Addendum to Preferred Stock Purchase Agreement
10.16(1)	Investor’s Rights Agreement
10.17(1)	Right of First Refusal and Co-Sale Agreement
10.18(4)	Option Agreement with Synexus Energy, Inc.
10.19(5)	Stockholder Lock-Up Agreement with Contango Capital Partners, LP
10.20(5)	Consulting Agreement with Boru Enterprises, Inc.
10.21(5)	Memorandum of Understanding with Synexus Energy, Inc.
10.22(5)	Grant Documents from The Defense Threat Reduction Agency and the United States Air Force
10.23(6)	Consulting Agreement with Jelco, Inc.
10.24(6)	Consulting Agreement with Ascend Renewable Technologies, LLC
10.25(6)	Employment Agreement of Christopher Brydon
10.26(6)	Employment Agreement of Eric Ladd
10.27(6)	Employment Agreement of John Patton
10.28(6)	Employment Agreement of Kevin Shurtleff
10.29(6)	Stockholder Lock-Up Agreement with James Longaker
10.30(6)	Stockholder Lock-Up Agreement with John Sifonis
10.31(6)	Stockholder Lock-Up Agreement with Kevin Shurtleff
10.32(6)	Stockholder Lock-Up Agreement with Eric Ladd
10.33(6)	Amended Stock Option Plan
10.34(6)	Stock Option Agreement with John Berger
10.35(6)	Stock Option Agreement with Christopher Brydon
10.36(6)	Stock Option Agreement with William Flores

10.37(6)	Stock Option Agreement with Richard Hoesterey
10.38(6)	Stock Option Agreement with Evan Hughes
10.39(6)	Stock Option Agreement with Eric Ladd
10.40(6)	Stock Option Agreement with Jenny Ligums
10.41(6)	Stock Option Agreement with James Longaker
10.42(6)	Stock Option Agreement with Eric Melvin
10.43(6)	Stock Option Agreement with John Patton
10.44(6)	Stock Option Agreement with Kevin Shurtleff
10.45(7)	Consulting Agreement with Ken Pearson
10.46(7)	Consulting Agreement with Jonathan Godshall
10.47(8)	Form of Warrant Agreement for the April 13, 2006 private offering
10.48(8)	Form of Warrant Agreement for the Boru and Jelco issuances
10.49(8)	Resignation Letter of Thomas Samson
10.50(9)	Revised Consulting Agreement with Boru Enterprises, Inc.
10.51(10)	Employment Agreement dated August 7, 2006 with Jonathan Godshall.
10.52(11)	Promissory Note dated August 9, 2006 made by Trulite in favor of CVCU.
10.53(12)	Promissory Note dated August 9, 2006 made by Trulite in favor of Standard Renewable Energy, L.P.
10.54(15)	Stock Option Agreement with Contango Capital Partners
10.55(15)	Stock Option Agreement with John Berger (May 2006)
10.56(13)	Promissory Note dated September 21, 2006 made by Trulite in favor of Standard Renewable Energy Group, L.L.C.
10.57(3)	Employment Agreement dated January 1, 2007 with Kenneth Pearson.
11.1(14)	Promissory Note, dated October 26, 2006, made by Trulite, Inc., in favor of Standard Renewable Energy Group, LLC.
11.2(14)	Promissory Note, dated November 28, 2006, made by Trulite, Inc., in favor of Standard Renewable Energy Group, LLC.
11.3(14)	Promissory Note, dated November 22, 2006, made by Trulite, Inc., in favor of Contango Venture Capital Corporation.
23.1(3)	Consent of Independent Registered Accounting Firm

(1)	Previously filed as exhibits to Form 10-SB, filed December 23, 2005.
(2)	Previously filed as an exhibit to this Form SB-2, filed June 6, 2006.
(3)	Filed herewith.
(4)	Previously filed as an exhibit to Form 10-SB/A, filed February 23, 2006.
(5)	Previously filed as exhibits to Form 10-SB/A, filed April 21, 2006.
(6)	Previously filed as exhibits to Form 10-SB/A, filed June 8, 2006.
(7)	Previously filed as exhibits to Form 10-SB/A, filed July 7, 2006.
(8)	Previously filed as exhibits to Form 10-SB/A, filed July 28, 2006.
(9)	Previously filed as an exhibit to Form 10-SB/A, filed October 6, 2006.
(10)	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 7, 2006 and incorporated herein by reference.
(11)	Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated August 7, 2006 and incorporated herein by reference.
(12)	Previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated August 7, 2006 and incorporated herein by reference.
(13)	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated September 19, 2006 and incorporated herein by reference.
(14)	Previously filed as an exhibit to the Company’s Form 8-K dated November 30, 2006 and incorporated herein by reference.
(15)	Previously filed as exhibits to Form 10-SB/A, filed December 22, 2006.

Item 28. Undertakings.

The registrant hereby undertakes:

1)    To file, during any period in which if offers or sells securities, a post-effective amendment to this registration statement to:

a.     include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.    reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

c.      include any additional or changed material information on the plan of distribution.

2)    For determining liability under the Act, to treat each post-effective amendment, including those that contain a form of prospectus, as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering of those securities.

3)    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

4)    To, if registering securities under Rule 415 of the Securities Act of 1933, as amended, file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of such offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized the registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on January 30, 2007.

TRULITE, INC.

By:	/s/ Jonathan Godshall
Jonathan Godshall, President and Director

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of January 30, 2007:

/s/ Jonathan Godshall	/s/ General Randolph House*
Jonathan Godshall, President and Director	General Randolph House, Director
(Principal Executive Officer)

/s/ John Berger	/s/ Eric Melvin*
John Berger, Chairman of the Board of Directors	Eric Melvin, Director

/s/ Richard Hoesterey*	/s/ John White
Richard Hoesterey, Director	John White, Director

/s/ John Sifonis*	/s/ Wade Stubblefield
John Sifonis, Director	Wade Stubblefield, Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

* By Jonathan Godshall, Attorney-in-Fact